Exhibit 99.12

OFFICE OF THE COMPTROLLER GENERAL PUBLIC ACCOUNTS 2024/25 BRITISH COLUMBIA StrongerBC for everyone

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Public Accounts Ministry of Finance Office of the Comptroller General For the Fiscal Year Ended March 31, 2025 BRITISH COLUMBIA

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended... – 2000/2001

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187–8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and expenditures–Periodicals.

2. Revenue–British Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals.

1. British Columbia. Ministry of Finance.

2. Title.

HJ13.B74	352.4'09711'05	C2001–960204–9

August 7, 2025

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2025.

BRENDA BAILEY
Minister of Finance

Ministry of Finance
Victoria, British Columbia

Honourable Brenda Bailey

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2025.

Respectfully submitted,

NICOLE WRIGHT
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2024/25

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PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

British Columbia's Public Accounts

In accordance with the Budget Transparency and Accountability Act (BTAA), the Public Accounts are a key element of the province’s transparency and accountability in reporting its annual operating results and financial position. The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries, Crown corporations and agencies presented on a consolidated basis for the 2024/25 fiscal year against the Budget released in February 2024, and the financial position as of March 31, 2025. The supporting notes and schedules define the accounting policies followed in preparing the province's financial statements and form an integral part of the overall financial picture of the province's financial activities in the fiscal year.

Responsibility for the preparation of the government's financial statements rests with the Office of the Comptroller General. In accordance with section 23.1 of the BTAA, these financial statements are prepared under the generally accepted accounting principles for senior governments in Canada, which are issued by the Public Sector Accounting Board, and are supported by the regulations of Treasury Board.

The application of these standards is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements. To ensure due diligence in the application of accounting policies, decisions are based on comprehensive understanding of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community. Our obligation is to ensure financial reporting meets the accountability requirements of the public within the framework established in legislation.

Producing the Public Accounts requires the teamwork and collaboration of many people across the Government Reporting Entity. The Office of the Auditor General plays an important role in providing assurance over the province’s financial statements. I would like to thank everyone for their cooperation and support in preparing the Public Accounts.

Additional information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet – website http://gov.bc.ca/publicaccounts). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Comptroller.General@gov.bc.ca; or by telephone at 250–387–6692.

NICOLE WRIGHT
Comptroller General

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

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PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Contents

Overview (Unaudited)

Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Discussion and Analysis	13
Economic Highlights	28

Summary Financial Statements

Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	33
Report of the Auditor General of British Columbia	35
Consolidated Statement of Financial Position	41
Consolidated Statement of Operations	42
Consolidated Statement of Change in Net Liabilities	43
Consolidated Statement of Remeasurement Gains and Losses	44
Consolidated Statement of Cash Flow	45
Notes to Consolidated Summary Financial Statements	47
Reporting Entity	91
Consolidated Statement of Financial Position by Sector	94
Consolidated Statement of Operations by Sector	98
Statement of Financial Position for Self–supported Crown Corporations and Agencies	102
Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	104
Consolidated Statement of Tangible Capital Assets	106
Consolidated Statement of Guaranteed Debt	107
Schedule of Investments	108

Supplementary Information (Unaudited)

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	111
SUCH Statement of Financial Position	114
SUCH Statement of Operations	116
Consolidated Staff Utilization	117

Consolidated Revenue Fund Extracts (Unaudited)

Statement of Financial Position	121
Statement of Operations	122
Statement of Remeasurement Gains and Losses	123
General Fund Statement of Financial Position	124
General Fund Statement of Operations	125
BC Prosperity Fund Statement of Financial Position	126
BC Prosperity Fund Statement of Operations	126
Statement of Cash Flow	127
Schedule of Net Revenue by Source	129
Schedule of Comparison of Estimated Expenses to Actual Expenses	131
Schedule of Financing Transaction Disbursements	133
Schedule of Write–offs, Extinguishments and Remissions	134

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Contents

Provincial Debt Summary

Overview of Provincial Debt (Unaudited)	137
Provincial Debt (Unaudited)	138
Change in Provincial Debt (Unaudited)	139
Reconciliation of Summary Financial Statements' Deficit (Surplus) to Change in Taxpayer–supported Debt and Total Debt (Unaudited)	140
Reconciliation of Total Debt to Summary Financial Statements' Debt (Unaudited)	140
Change in Provincial Debt, Comparison to Budget (Unaudited)	141
Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	142
Interprovincial Comparison of Taxpayer–supported Debt Service Costs as a Percentage of Revenue (Unaudited)	143
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	145
Summary of Provincial Debt	147
Key Indicators of Provincial Debt	149
Summary of Performance Measures	150

Definitions (Unaudited)	151

Acronyms (Unaudited)	154

PROVINCE OF BRITISH COLUMBIA	9
PUBLIC ACCOUNTS 2024/25

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Consolidated Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government's activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer–supported Crown corporations and agencies (government organizations),the self–supported Crown corporations and agencies (government business enterprises) and the school districts,universities,colleges,institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province's financial statements.

Consolidated Revenue Fund Extracts (Unaudited)— the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include statements and schedules of the financial activities of the CRF, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province's total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: http://gov.bc.ca/finance

Additional Information Available (Unaudited)

Consolidated Revenue Fund Supplementary Schedules —this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

This additional information is available only on the Internet at: http://gov.bc.ca/finance

10	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Legislative Compliance and Accounting Policy Report

The focus of the province's financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province's Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general–purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that "all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles."

For senior governments,generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

PROVINCE OF BRITISH COLUMBIA	11
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from page 1 of the Budget and Fiscal Plan 2024/25–2026/27.

Budget and Actual Results 2024/25

	In Millions			Variance
		2024/25			2024/25	2024/25
	2024/25	Updated	2024/25	2023/24	Actual to	vs
	Budget	Forecast	Actual	Actual	Budget	2023/24
	$	$	$	$	$	$
Revenue	81,523	82,868	84,046	79,623	2,523	4,423
Expense	(89,434)	(92,003)	(91,393)	(84,658)	(1,959)	(6,735)
Surplus (deficit) for the year	(7,911)	(9,135)	(7,347)	(5,035)	564	(2,312)

Capital spending:
Taxpayer–supported capital spending	14,104	11,348	10,379	8,772	(3,725)	1,607
Self–supported capital spending	4,652	4,622	4,402	4,584	(250)	(182)
Total capital spending	18,756	15,970	14,781	13,356	(3,975)	1,425

Provincial debt:
Taxpayer–supported	88,639	97,711	99,089	75,402	10,450	23,687
Self–supported	34,628	35,305	34,788	32,060	160	2,728
Total provincial debt	123,267	133,016	133,877	107,462	10,610	26,415

Taxpayer–supported debt to GDP ratio	21.0%	22.9%	23.2%	18.5%	2.2	4.7

Summary Accounts Surplus (Deficit)

The province ended the year with a deficit of $7,347 million, which was $564 million lower than the deficit forecast in the Budget and Fiscal Plan 2024/25–2026/27. The 2024/25 deficit of $7,347 million was $2,312 million higher than the deficit of $5,035 million in fiscal year 2023/24.

Revenue increased by $4,423 million over fiscal year 2023/24 and was $2,523 million higher than budget. The annual increase in revenue in the current year was mainly due to increases in taxation revenue, and contributions from the federal government, offset by a decrease in natural resources revenue.

Expense increased by $6,735 million over fiscal year 2023/24 and was higher than budget by $1,959 million. The increases in spending in the current year were mainly in the health, social services, education, and debt servicing sectors. Additional spending over budget was authorized through various statutory appropriations.

12	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Capital Spending

Taxpayer–supported infrastructure spending on hospitals, schools, post–secondary facilities, transit, and roads totalled $10,379 million in 2024/25, $3,725 million lower than budget mainly due to project scheduling changes. This spending has been deferred to future years.

Self–supported infrastructure spending on electrical generation, transmission and distribution projects and other capital assets totalled $4,402 million in 2024/25. Self–supported capital spending was $250 million lower than budget.

Provincial Debt

When calculating total provincial debt, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self–supported Crown corporations,reduced by sinking fund assets and unrealized foreign exchange adjustments of hedged foreign denominated debt translated to March 31, 2025 exchange rates. This balance is referred to as the total provincial debt.

Taxpayer–supported provincial debt increased by $23,687 million in 2024/25 to fund investments in capital infrastructure and to finance the operating deficit. Self–supported provincial debt increased by $2,728 million mainly due to an increase in capital infrastructure related to power projects. Total provincial debt increased by $26,415 million compared to the budgeted increase of $15,805 million. The key measure of taxpayer–supported debt to GDP ended the year at 23.2%, which is higher than the forecasted 21.0% in the budget.

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PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Revenue Analysis

Revenue analysis helps users understand the government's finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are reported by separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licences, contributions from self–supported Crown corporations, and investment income.

	In Millions
	2020/21	2021/22	2022/23	2023/24	2024/25
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	34,166	40,717	49,025	46,296	49,446
Contributions from federal government	12,894	11,980	12,527	13,734	14,307
Fees and licences	4,337	4,601	4,936	5,267	5,468
Miscellaneous	3,136	3,910	4,445	4,988	5,460
Net earnings of self–supported Crown corporations and agencies	3,964	5,494	3,426	4,477	4,790
Natural resources	2,286	4,383	6,117	3,143	2,416
Investment income	1,264	1,306	1,314	1,718	2,159
Total revenue	62,047	72,391	81,790	79,623	84,046

Provincial revenues increased by $4,423 million in 2024/25. The increase in provincial revenue was primarily due to increases in taxation revenue of $3,150 million, contributions from the federal government of $573 million, miscellaneous of $472 million, investment income of $441 million, net earnings from self–supported Crown corporations of $ 313 million, and fees and licences of $201 million. These increases were partly offset by a $727 million decrease in natural resources.

2020/21 to 2024/25

14	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

In 2024/25, taxation revenue increased by $3,150 million (6.8%).Personal and corporate income tax revenue increased by $2,760 million (12.3%) primarily due to an increased tax base, property tax increased $232 million (6.4%) primarily due to increased assessed property values, employer health tax increased $170 million (5.9%) due to increased employment and other taxation revenues decreased by $12 million (0.2%), mainly from decreases in carbon tax and tobacco tax.

The net earnings of self–supported Crown corporations and agencies were $313 million higher than 2023/24 mainly from increased earnings of $264 million for British Columbia Hydro and Power Authority due to increased domestic sales,and a $254 million in the Insurance Corporation of British Columbia primarily due to increased premium revenue, partly offset by a $134 million decrease for British Columbia Lottery Corporation due to decreased revenue from table and slot games and lottery ticket sales.

Natural resources revenues were $727 million lower than 2023/24, reflecting lower natural gas, coal, and petroleum prices.

Own–source Revenue to GDP

The ratio of own–source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resources revenue, earnings of self–supported Crown corporations and user fees and licences. Own–source revenue is all revenue except for federal transfers.

Own–source revenue to GDP has remained stable over the past five years, ending the year at 16.3%.

2020/21 to 2024/25

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Over the five years since 2020/21, total revenue has increased in relation with the increase in GDP. Taxation revenue and natural resources revenue have continued to exceed the growth in GDP. Contributions from the federal government increased in the year due to increased funding for health programs. Fees and licences increased in the year primarily due to increased tuition revenue at post–secondary institutions.

2020/21 to 2024/25

PROVINCE OF BRITISH COLUMBIA	15
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Natural Resources Revenue

The chart of natural resources revenue by source explains past trends of natural resources revenue in total and by major category.

Petroleum,natural gas and mineral revenues decreased by $340 million from 2023/24. These categories of natural resources revenue account for 48.1% of natural resources revenue compared to 47.8%in 2023/24.

Forestry revenue decreased by $143 million in 2024/25. The proportion of natural resources revenue derived from forestry increased to 21.3% in 2024/25 from 20.9% in 2023/24.

Water and other resource revenues decreased by $244 million in the year. They comprise 30.6%of provincial natural resources revenue.

2020/21 to 2024/25

Government–to–Government Transfers to Total Revenue

The ratio of government–to–government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less reliance.

Federal transfers increased in 2024/25 by $573 million. The ratio of federal contributions to total revenue decreased to 17.0%due to total provincial revenue increasing $4,423 million over the prior year.

2020/21 to 2024/25

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PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users to understand the impact of the government's spending on the economy, the government's allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada's Canadian Classification of Functions of Government. The province uses the following functions: health, education, social services, other, natural resources and economic development,interest, transportation,protection of persons and property,and general government. The health, education and social services functions account for approximately three quarters of the province's total operating costs.

	In Millions
	2020/21	2021/22	2022/23	2023/24	2024/25
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	25,613	27,591	30,322	34,863	38,182
Education	14,946	15,803	16,993	18,479	19,609
Social services	7,789	7,268	9,652	9,284	10,922
Other	2,862	3,082	5,736	4,215	4,022
Natural resources and economic development	4,191	5,213	6,284	6,704	6,165
Interest	2,722	2,742	2,719	3,292	4,245
Transportation	3,362	4,453	3,320	2,379	2,933
Protection of persons and property	2,258	2,937	3,483	3,101	3,183
General government	3,919	2,040	2,325	2,341	2,132
Total expense	67,662	71,129	80,834	84,658	91,393

Government spending on programs and services increased by $6,735 million in 2024/25.

The province increased spending on the health sector by $3,319 million (9.5%), the social services sector by $1,638 million (17.6.%), the education sector by $1,130 million (6.1%), debt servicing costs by $953 million (29.0%), the transportation sector by $554 million (23.3%), and the protection sector by $82 million (2.6%). Spending in the natural resources and economic development sector decreased by $539 million (8.0%), the general government sector decreased by $209 million (8.9%), and spending in the other sector decreased by $193 million (4.6%) over 2023/24.

2020/21 to 2024/25

PROVINCE OF BRITISH COLUMBIA	17
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

In 2024/25, provincial operating expenses were $91,393 million, a $6,735 million (8.0%) increase from 2023/24. Program spending has increased by $23,731 million (35.1%) since 2020/21. This is compared to increases in GDP of 44.5% over the same period.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP increased from 20.7% to 21.4% in 2024/25, reflecting increased spending when compared to growth in GDP.

2020/21 to 2024/25

18	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2023/24 to 2024/25

	In Millions
			Surplus
	Revenue	Expense	(Deficit)
	$	$	$
2023/24 (Deficit)	79,623	84,658	(5,035)
Increase in taxation revenue	3,150		3,150
Increase in other revenues	1,114		1,114
Increase in contributions from the federal government	573		573
Increase in net earnings of self–supported Crown corporations and agencies	313		313
Decrease in natural resources revenue	(727)		(727)
Increase in health spending		3,319	(3,319)
Increase in social services spending		1,638	(1,638)
Increase in education spending		1,130	(1,130)
Increase in debt servicing spending		953	(953)
Increase in transportation spending		554	(554)
Decrease in other program spending		(320)	320
Decrease in natural resources and economic development spending		(539)	539
Subtotal of changes in actual results	4,423	6,735	(2,312)
	84,046	91,393
2024/25 (Deficit)			(7,347)

2023/24 Accumulated Surplus (Deficit) before Remeasurement Gains (Losses)			(1,213)
2024/25 Accumulated Surplus (Deficit) before Remeasurement Gains (Losses)			(8,560)
Effect of remeasurement gains (losses)			(1,450)
2024/25 Accumulated Surplus (Deficit)			(10,010)

The year over year increase in total revenue of $4,423 million, and the increase in total expense of $6,735 million,resulted in a deficit that was $2,312 million more than the 2023/24 deficit. Accumulated surplus (deficit), including remeasurement gains and losses, changed from $(1,621) million in 2023/24 to $(10,010) million at the end of 2024/25.

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PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Changes from 2024/25 Budget

	In Millions
			Surplus
	Revenue	Expense	(Deficit)
	$	$	$
(Deficit) per 2024/25 Budget	81,523	89,434	(7,911)
Increased net earnings of self–supported Crown corporations and agencies	1,477		1,477
Increased miscellaneous revenue	952		952
Increased investment income revenue	735		735
Increased other revenues	93		93
Decreased natural resources revenue	(734)		(734)
Increased health spending		2,238	(2,238)
Increased natural resources and economic development spending		1,724	(1,724)
Increased protection spending		626	(626)
Decreased other spending		(2,629)	2,629
Subtotal of changes in actual results compared to budget	2,523	1,959	564
Actual Results	84,046	91,393	(7,347)

Revenue was $2,523 million (3.1%) higher than the budgeted amount of $81,523 million and expenses were $1,959 million (2.2%) higher than the budgeted amount of $89,434 million. Additional spending over budget was authorized by various statutory appropriations.

Net Liabilities and Accumulated Surplus (Deficit)

In accordance with Canadian generally accepted accounting principles, the government's Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government's overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2024/25	2024/25
	2024/25	2024/25	2023/24	Budget	vs
	Budget	Actual	Actual	to Actual	2023/24
	$	$	$	$	$
Financial assets	69,340	88,536	74,565	19,196	13,971
Less: liabilities	(161,951)	(175,842)	(145,822)	(13,891)	(30,020)
Net Liabilities	(92,611)	(87,306)	(71,257)	5,305	(16,049)
Less: non–financial assets	81,489	77,296	69,636	(4,193)	7,660
Accumulated surplus (deficit)	(11,122)	(10,010)	(1,621)	1,112	(8,389)

20	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

The accumulated surplus (deficit) represents the sum of the current and prior years' operating results,and accumulated changes in unrealized remeasurement gain (loss). At March 31, 2025, the accumulated surplus (deficit) was $(10,010) million.

Financial assets were $13,971 million higher than 2023/24 as the result of increases in cash and cash equivalents and temporary investments of $6,573 million, loans for the purchase of assets recoverable from agencies of $3,005 million, equity in self–supported Crown corporations and agencies of $2,308 million, and $2,085 million in other financial assets.

Liabilities increased by $30,020 million from 2023/24. This increase was the result of an increase of $25,527 million in taxpayer–supported debt, an increase in self–supported debt of $2,736 million, an increase in deferred revenue of $1,131 million, and an increase of $1,308 million in other liabilities. These increases were partly offset by a decrease in due to other governments of $682 million.

Non–financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non–financial assets increased by $7,660 million over 2023/24 representing government's net investment in current year infrastructure spending.

Accumulated Surplus (Deficit)

The accumulated surplus (deficit) represents current and all prior years' operating results. In 2024/25, the province had an accumulated surplus (deficit) of $(10,010) million, a change of $8,389 million from 2023/24.

2020/21 to 2024/25

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PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2020/21	2021/22	2022/23	2023/24	2024/25
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments	6,560	7,142	8,247	6,768	13,341
Equity in self–supported Crown corporations and agencies	9,632	12,426	12,926	14,677	16,985
Loans, advances and mortgages receivable	4,032	4,199	4,763	5,359	5,826
Loans for the purchase of assets, recoverable from agencies	26,301	27,218	28,037	30,572	33,577
Other financial assets	11,873	13,420	14,832	17,189	18,807
Total financial assets	58,398	64,405	68,805	74,565	88,536

In 2024/25, financial assets increased by $13,971 million primarily due to an increase cash, cash equivalents, and temporary investments of $6,573 million, an increase in recoverable capital loans of $3,005 million due to investments in power projects, and an increase in equity in self–supported Crown corporations and agencies of $2,308 million. The remaining financial assets including receivables, other investments, and derivative financial instruments increased by $2,085 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2020/21	2021/22	2022/23	2023/24	2024/25
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer–supported debt	59,982	62,565	60,518	76,002	101,529
Self–supported debt	26,275	27,209	28,332	30,969	33,705
Total financial statement debt	86,257	89,774	88,850	106,971	135,234
Accounts payable and other liabilities	14,719	18,490	25,376	23,769	24,395
Deferred revenue	11,571	12,815	14,518	15,082	16,213
Total liabilities	112,547	121,079	128,744	145,822	175,842

In 2024/25, total liabilities increased by $30,020 million. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer–supported financial statement debt increased by $25,527 million and self–supported financial statement debt increased by $2,736 million. Information relating to the government's debt management can be found in more detail in the analysis of the total provincial debt on page 25. Deferred revenue increased by $1,131 million and accounts payable and other liabilities increased by $626 million. Deferred revenue represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

22	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Non–financial Assets

Trend analysis of non–financial assets provides users with information to assess the management of a government's infrastructure and long–term non–financial assets.

	In Millions
	2020/21	2021/22	2022/23	2023/24	2024/25
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	52,861	56,142	59,818	65,583	72,736
Other non–financial assets	3,585	3,938	3,571	4,053	4,560
Total non–financial assets	56,446	60,080	63,389	69,636	77,296

Management of non–financial assets has a direct impact on the level and quality of services a government is able to provide to the public. Non–financial assets typically represent resources that government can use in the future to provide services. At March 31, 2025, non–financial assets were $77,296 million which was $7,660 million higher than 2023/24 and $20,850 million higher than fiscal 2020/21. The majority of the province's non–financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its net investment in infrastructure spending by $7,153 million, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the annual surplus (deficit). They reduce future operating results in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Tangible Capital Assets

This measure shows the impact of net changes to the government's stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $7,153 million in 2024/25, and $22,632 million since the start of fiscal 2020/21. Total capital stock has also increased steadily over that period,which indicates that capital infrastructure is available to continue providing programs and services in future periods.

2020/21 to 2024/25

PROVINCE OF BRITISH COLUMBIA	23
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus (Deficit)

	In Millions
	2020/21	2021/22	2022/23	2023/24	2024/25
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	58,398	64,405	68,805	74,565	88,536
Less: liabilities	(112,547)	(121,079)	(128,744)	(145,822)	(175,842)
Net liabilities	(54,149)	(56,674)	(59,939)	(71,257)	(87,306)
Less: non–financial assets	56,446	60,080	63,389	69,636	77,296
Accumulated surplus (deficit)	2,297	3,406	3,450	(1,621)	(10,010)

Net liabilities increased by $16,049 million in 2024/25. Liabilities include deferred revenue of $16,213 million which represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

In the year,the financial measure of net liabilities has increased more than the increase in investments in infrastructure, resulting in an decrease in accumulated surplus (deficit). The accumulated surplus (deficit) of the province was $(10,010) million at the end of 2024/25, indicating that the cumulative result of all past annual surpluses and deficits is negative.

Non–financial Assets as a Portion of Liabilities

The chart provides an indication of the proportion of liabilities used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, the relationship between non–financial assets and net liabilities has steadily increased.

2020/21 to 2024/25

24	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province's ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The trend toward increased net liabilities to GDP reflects the ongoing impacts from increased borrowing to fund investments in capital infrastructure and to finance the operating deficit during 2024/25. Net liabilities include deferred revenue that will be recognized as revenue in future periods,and obligations to outside parties including accounts payable and debt.

2020/21 to 2024/25

Surplus (Deficit) to GDP

The annual surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province's financial results to the overall results of the economy.

Results in the positive range of the chart indicate that the economy is growing faster than net government spending. Results in the negative range of the chart reflect increased spending in the health sector due to staffing pressures, increased spending in the social services sector due to increased demand for child care services and various social assistance programs, and increased spending in the education sector primarily due to salary increases in school districts.

2020/21 to 2024/25

PROVINCE OF BRITISH COLUMBIA	25
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Total provincial debt is calculated differently than financial statement debt. Analysis of total provincial debt helps users to assess the extent of long–term liabilities and the government's ability to meet future debt obligations.

	In Millions
	2020/21	2021/22	2022/23	2023/24	2024/25
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Gross debt	86,257	89,774	88,850	106,971	135,234
Less: sinking fund assets	(492)	(510)	(521)	(491)	(562)
Third party guarantees and non–guaranteed debt	1,335	1,402	1,523	1,476	1,639
Foreign exchange adjustments			(472)	(494)	(2,434)
Total provincial debt	87,100	90,666	89,380	107,462	133,877

When reporting to rating agencies, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

The total provincial net debt as at March 31, 2025 was $133,877 million, which consists of $135,234 million in the Summary Financial Statements and excludes the unrealized foreign exchange loss of $2,434 million of hedged foreign denominated debt translated to the March 31, 2025 exchange rates, in addition to $1,633 million of debt included as part of equity in self–supported Crown corporations and agencies and $6 million of guaranteed debt less $562 million of sinking fund investments.

Total provincial debt increased by $26,415 million in 2024/25 due to increased borrowing required to fund investments in capital infrastructure and to finance the operating deficit, and preborrowing for fiscal year 2025/2026. Taxpayer–supported debt increased by $23,687 million,including increases for government direct operating debt of $15,787 million, BC Transportation Financing Authority of $2,792 million, the health sector by $2,396 million, the education sector of $1,684 million, and other taxpayer–supported corporations and agencies by $1,028 million. The debt of self–supported Crown corporations and agencies increased $2,728 million mainly for investments in power projects.

Taxpayer–supported debt to GDP

The ratio of taxpayer–supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. An increasing ratio means that debt is growing faster than the growth of the economy as measured by GDP.

At the end of 2024/25, taxpayer–supported debt to GDP was 23.2%, which was higher than the budgeted 21.0%. This is an increase from 2023/24 to fund investments in capital infrastructure and to finance the operating deficit.

2020/21 to 2024/25

26	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province's fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2024/25, Moody's Investors Service Inc. gave the province a Aaa credit rating (2024: Aaa); Standard and Poor’s gave the province a AA– credit rating (2024: AA); and Dominion Bond Rating Service gave the province a AA (high) credit rating (2024: AA(high)).

Credit Ratings March 31, 2025

Rating Agency[1]
	Moody's Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor's	Rating Service
British Columbia	Aaa	AA–	AA (high)
Alberta	Aa2	AA–	AA
Saskatchewan	Aa1	AA	AA (low)
Manitoba	Aa2	A+	A (high)
Ontario	Aa3	AA–	AA
Quebec	Aa2	AA–	AA (low)
New Brunswick	Aa1	A+	A (high)
Nova Scotia	Aa2	AA–	A (high)
Prince Edward Island	Aa2	A	A
Newfoundland	A1	A	A
Canada	Aaa	AAA	AAA

1 The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The "1", "2", "3", "high", "low", "–", and "+" modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators, is located on pages 137–150.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the "interest bite". This provides users with the percentage of provincial revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either changes in interest rates, total debt, and in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is available to provide core public services. The interest bite has increased over the last five years. In 2024/25, the province spent 4.1 cents of each revenue dollar for interest on the provincial taxpayer–supported debt.

2020/21 to 2024/25

PROVINCE OF BRITISH COLUMBIA	27
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Non–Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non–hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government's public debt position to swings in exchange rates.

Non–hedged foreign currency debt directly offset by instruments in the same foreign currency are considered "natural hedges". These amounts are excluded from the ratio.

In 2024/25,the province had the equivalent of CAD $310 million in non–hedged debt.

2020/21 to 2024/25

28	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by 1.2% in the 2024 calendar year and ranked 8th (tied with Ontario) among the provinces, following growth of 2.4% in 2023 according to preliminary GDP by industry data from Statistics Canada. The estimated increase for B.C. real GDP in 2024 matches the government's Budget 2025 estimate of 1.2% growth.

Real Gross Domestic Product in Calendar Year 2024

Economic growth in 2024 was driven by B.C.'s service–producing industries while activity in goods–producing industries decreased compared to the previous year.

Service–producing industries grew by 2.5% in 2024,supported by strong population growth. Annual gains were broad–based, led by real estate, rental and leasing (up 3.0%); health care and social assistance services (up 4.3%); transportation and warehousing (up 4.1%); public administration (up 3.4%); and educational services (up 3.3%).

B.C.'s goods–producing industries decreased by 2.9% in 2024 due to lower construction (down 5.7%) and manufacturing (down 6.2%). Meanwhile, mining,quarrying and oil and gas extraction (up 3.9%); utilities (up 3.9%); and agriculture, forestry, fishing and hunting (up 0.3%) contributed to annual economic growth.

Provincial Comparison

Unemployment Rate

British Columbia’s annual unemployment rate was 5.6% in 2024, up from 5.2% in 2023 as labour force growth, supported by strong immigration, outpaced job gains. In 2024, B.C.'s unemployment rate was lower than the national unemployment rate of 6.3%. The average level of employment in B.C. rose by 2.3% in 2024, following a gain of 2.6% in 2023. Meanwhile, B.C.'s labour force expanded by 2.7%, following 3.2% growth in 2023.

2020 to 2024

PROVINCE OF BRITISH COLUMBIA	29
PUBLIC ACCOUNTS 2024/25

Financial Statement Discussion and Analysis Report

Risks and Uncertainties

The government's main exposure to risks and uncertainties arises from variables, which the government does not directly control. These include:

•	assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;
•	the outcome of litigation, arbitration, and negotiations with third parties;
•	potential changes to federal transfer allocations, cost–sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;
•	utilization rates for government services such as health care, children and family services, and income assistance;
•	exposure to interest rate fluctuations, foreign exchange rates and credit risk; and
•	changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the surplus (deficit):

Key Fiscal Sensitivities
		Annual Fiscal Impact
Variable	Increase Of	($ millions)
Nominal GDP	1%	$200 to $300
Lumber prices (US$/thousand board feet)	$50	$50 to $100[1]
Natural gas prices (Cdn$/gigajoule)	25 cents	$100 to $200[2]
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($50)
Interest rates	1 percentage point	($220)
Debt	$500 million	($18) to ($19)

1Sensitivity relates to stumpage revenue only.

2Sensitivities can vary significantly, especially at lower prices.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia's position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets.

Risk management in relation to debt is discussed in Note 20 on page 71 of the Notes to the Consolidated Summary Financial Statements.

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PUBLIC ACCOUNTS 2024/25

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PUBLIC ACCOUNTS 2024/25

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PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2024/25

Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ BRENDA BAILEY
BRENDA BAILEY
Chair, Treasury Board

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

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623 Fort Street Victoria, British Columbia V8W 1G1	P: 250.419.6100 F: 250.387.1230 oag.bc.ca

Independent Auditor's Report

To the Legislative Assembly of British Columbia:

Qualified Opinion

I have audited the Summary Financial Statements of the Government of the Province of British Columbia (“government”) using my staff and resources. The Engagement Leader, Molly Pearce, CPA, CA is responsible for this audit and its performance. The Summary Financial Statements of government comprise the consolidated statement of financial position as at March 31, 2025, and the consolidated statements of operations, change in net liabilities, remeasurement gains and losses and cash flows for the year then ended, notes to the Summary Financial Statements including a summary of significant accounting policies, and supplementary statements to the Summary Financial Statements.

In my opinion, except for the effects of the matters described in the basis for qualified opinion section of my report, the Summary Financial Statements present fairly, in all material respects, the financial position of government as at March 31, 2025, and the results of its operations, change in its net liabilities, remeasurement gains and losses, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Qualified Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Summary Financial Statements section of my report. I am independent of government in accordance with the ethical requirements that are relevant to my audit of the Summary Financial Statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified opinion.

Deferral of Revenues

Government’s accounting treatment for funds received from other governments, and for externally restricted funds received from non-government sources, is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

Under Canadian public sector accounting standards, government’s method of accounting for contributions is only appropriate in circumstances where the funding meets the definition of a liability. Otherwise, the appropriate accounting treatment is to record contributions as revenue when they are received or receivable. In my opinion, certain contributions from others do not meet the definition of a liability, and as such government’s method of accounting for those contributions represents a departure from Canadian public sector accounting standards.

This departure has existed since the inception of the standard, which applies to periods beginning on or after April 1, 2012. Had government made an adjustment to correct for this departure in the current year, the liability for deferred revenue as at March 31, 2025 would have been lower by $9.85 billion and as a result, net liabilities would have been lower by $9.85 billion. Additionally, revenue would have been higher by $9.85 billion, and as a result, deficit for the year of $7.35 billion would have been a $2.50 billion surplus for the year and the accumulated deficit of $10.01 billion would have been a $0.16 billion accumulated deficit.

LEGISLATIVE ASSEMBLY OF BRITISH COLUMBIA

Independent Auditor’s Report

Incomplete Contractual Obligations Disclosure

Canadian public sector accounting standards require disclosure of contractual obligations that commit government to certain expenditures for a considerable period into the future. This enables financial statement users to understand the nature and extent to which government’s resources are already committed to meet future obligations.

The Summary Financial Statements did not provide all of the required disclosures. Certain larger contracts, along with many contracts below the $50 million threshold were not disclosed in Note 28 – Contingent Liabilities and Contractual Obligations. In my opinion, the cumulative impact of excluding these disclosures represents a departure from Canadian public sector accounting standards.

The following table is based on historical information and management’s records. It sets out the estimated effect of government’s departure from the standards.

Understatement of
Contractual Obligations	In Millions
						2031
	2026	2027	2028	2029	2030	and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer-supported Crown corporations and agencies	1,571	1,060	707	652	590	2,153	6,733

Tobacco Settlement Accounting Treatment

On March 6, 2025, the Ontario Superior Court of Justice approved the Companies’ Creditors Arrangement Act Plans of Arrangement in relation to historic lawsuits filed against major Canadian tobacco companies. As part of the court-approved resolution, the Government of British Columbia will receive compensation of $3.5 billion to recover a portion of incurred smoking-related health care costs. This resolution is binding on all parties and can no longer be appealed. As such, at March 31, 2025, this settlement represents an asset of government. For the year ended March 31, 2025, government has not recorded an asset, but has disclosed a $3.5 billion contingent asset in Note 27 (b) – Contingent Assets, in relation to this settlement.

In my opinion, there is no uncertainty regarding the existence of an asset which was created with the approval of the settlement on March 6, 2025. An initial estimated amount of $0.9 billion is expected to be received in fiscal year 2026 with the remainder to be received over an estimated 20 years. At March 6, 2025, government should have recorded an asset, corresponding revenue, and related legal expenses. This represents a departure from Canadian public sector accounting standards. Due to the prolonged timeframe over which the settlement will be paid, government must make an estimate to measure the value of this asset. As government has not yet estimated the asset’s value, we are not in a position to quantify the effect of this departure on the financial statements.

Key Audit Matters

Key audit matters are those that, in my professional judgment, were of most significance in my audit of the Summary Financial Statements of the current period. These matters were addressed in the context of my audit of the Summary Financial Statements as a whole and in forming my opinion thereon and I do not provide a separate opinion on these matters. In addition to the matters described in the basis for qualified opinion section, I have determined the matters described below to be the key audit matters to be communicated in my report.

LEGISLATIVE ASSEMBLY OF BRITISH COLUMBIA

Independent Auditor’s Report

Estimate of Personal and Corporate Income Tax Revenue

Personal and corporate income tax revenues are two of government’s largest taxation revenue streams, estimated to be more than $17.0 billion and $8.3 billion, respectively, for fiscal 2025. They are included in Note 29 – Taxation Revenue, with more information in Note 2 - Measurement Uncertainty.

Personal and corporate income tax revenue reported in a fiscal year reflects management’s estimate of income tax from two calendar years. For the fiscal year ending March 31, 2025, government recorded nine months of revenue for calendar year 2024 and three months of revenue for calendar year 2025. However, tax assessments for calendar year 2024 won’t be finalized until calendar year 2026, and 2025 tax assessments won’t be finalized until calendar year 2027.

As a result, final income tax revenue figures can’t be determined until at least 21 months after the end of government’s fiscal year. Government is therefore required to estimate the revenues based on the best information available at the time of its financial reporting. As disclosed in Note 2 – Measurement Uncertainty, personal and corporate income tax revenue can change as a result of tax assessments and reassessments. The reported personal income tax revenue can be lower by $400 million or higher by $800 million, and the reported corporate income tax revenue can be lower by $150 million or higher by $350 million.

Because both estimates are complex and include several inputs and assumptions, they have been identified as a key audit matter.

Audit work to address this key audit matter included:

•	assessing the appropriateness of the methods used to make the estimates;
•	performing a retrospective review to evaluate the accuracy of the models;
•	ensuring the underlying data supporting management's estimates were correct;
•	testing the accuracy of management’s calculations supporting the estimates and developing range estimates by incorporating information from the June tax sharing statements to assess against management's estimates;
•	a review of the estimates for indications of management bias;
•	an evaluation of the quality of the measurement uncertainty disclosure in the Summary Financial Statements; and
•	obtaining written representations from management related to estimates.

An auditor’s specialist was engaged to assist with the audit of these complex estimates.

Financial Instruments

Government's financial instruments, as described in Note 1(d) – Specific Accounting Policies, include cash, receivables, investments, payables, debt, and derivative instruments such as interest rate swaps and currency swaps.

Government has more than $135 billion in long-term debt. It hedges the risks related to debt borrowing by using derivative instruments that can be difficult to measure and can expose government to risks.

Key disclosures relating to government’s financial instruments, such as the value of government investments ($8.6 billion), distinguish between three categories of fair value measurement, as indicated in the supplementary statement Schedule of Investments.

Government also discloses the risk exposure associated with its use of financial instruments, including disclosures relating to liquidity risk, interest rate risk, foreign exchange risk, credit risk and other market risks, as disclosed in Note 20 – Risk Management and Derivative Financial Instruments.

LEGISLATIVE ASSEMBLY OF BRITISH COLUMBIA

Independent Auditor’s Report

The measurement and disclosure of financial instruments is complex and involves significant judgments and estimates. There are also extensive disclosure requirements on the risks associated with government’s use of these instruments. As a result, the accounting for financial instruments has been identified as a key audit matter.

Audit work to address this key audit matter included:

•	assessing government’s accounting policy for compliance with the standards;
•	evaluating the completeness of the scoped in financial instruments;
•	assessing the appropriateness of government’s methodology, data, and assumptions to value derivative financial instruments;
•	assessing significant contracts for embedded derivatives;
•	reviewing documents to assess the appropriateness of the statement of remeasurement gains and losses; and
•	evaluating the presentation and disclosure of financial instruments in accordance with the requirements of Canadian public sector accounting standards.

An auditor’s specialist was engaged to assist with the audit of fair values of the derivative financial instruments.

Valuation of Plan Assets and Pension Benefits for Pension Plans

Government participates in four jointly trusteed pension plans that include a joint defined benefit component for most B.C. public servants. The estimated plan assets exceed $128 billion and accrued benefit obligations of the plans are estimated at $105 billion as disclosed in Note 17 – Employee Pension Plans.

Pension plan accounting values plan assets at market-related value for funded plans. Market-related value is derived from the fair value of plan assets reported in the pension plan financial statements. When observable market data is not available for investments, estimates of fair value are required and involve significant management judgment.

Government relies on a third-party actuarial specialist to estimate the accrued benefit obligation and other information for financial statement note disclosures. These calculations rely on management’s assumptions for significant economic and demographic assumptions.

Valuing pension benefits is complex, requiring significant judgement and estimates. Given the magnitude of the accrued benefit obligation, small changes to long-term assumptions can have material impacts on the liability or asset, and expenses. As a result, pension plan accounting has been identified as a key audit matter.

Audit work to address this key audit matter included:

•	performing procedures to rely on the pension plan auditor’s reports for the plan assets used in the estimates, as well as their work over the data provided by management to the actuary for making the estimate;
•	assessing the qualifications of management’s actuarial expert;
•	gaining an understanding of the assumptions and methods used by the actuary in determining the accrued benefit obligation for pension benefits;
•	obtaining the actuarial report, audited pension plan financial statements and other supporting documentation to test management’s assumptions, calculations, and journal entries for pension accounting; and
•	evaluating the presentation and disclosure of pension plans in accordance with the requirements of Canadian public sector accounting standards.

LEGISLATIVE ASSEMBLY OF BRITISH COLUMBIA

Independent Auditor’s Report

Other Accompanying Information

Government is responsible for the information they report in the annual Public Accounts. My opinion on the Summary Financial Statements does not cover other information included in the annual Public Accounts that accompanies the Summary Financial Statements and, except for my independent auditor’s report on the debt-related statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the Summary Financial Statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the Summary Financial Statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

Prior to the date of my auditor’s report, I obtained a copy of the Public Accounts. If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report.

As described in the basis for qualified opinion section above, I believe there are material misstatements in government’s accounting for deferral of revenues. I have concluded that the other information within the Public Accounts that is affected by this departure from Canadian public sector accounting standards is materially misstated for the same reason as the Summary Financial Statements.

Responsibilities of the Comptroller General and Treasury Board for the Summary Financial Statements

The Comptroller General of British Columbia (comptroller general) is responsible for the preparation and fair presentation of the Summary Financial Statements in accordance with the Budget Transparency and Accountability Act, and for such internal control as the comptroller general determines is necessary to enable the preparation of the Summary Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Summary Financial Statements, the comptroller general is responsible for assessing government’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting when government will continue its operations for the foreseeable future.

As those charged with governance, the Treasury Board of British Columbia is responsible for the oversight of the financial reporting process including the approval of significant accounting policies.

Auditor’s Responsibilities for the Audit of the Summary Financial Statements

My objectives are to obtain reasonable assurance about whether the Summary Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion in accordance with generally accepted accounting principles, being Canadian public sector accounting standards for senior governments in Canada. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these Summary Financial Statements.

LEGISLATIVE ASSEMBLY OF BRITISH COLUMBIA

Independent Auditor’s Report

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•	Identify and assess the risks of material misstatement of the Summary Financial Statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of government’s internal control.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the comptroller general.
•	Conclude on the appropriateness of the comptroller general’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on government’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the Summary Financial Statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause government to cease to continue as a going concern.

•	Evaluate the overall presentation, structure, and content of the Summary Financial Statements, including the disclosures, and whether the Summary Financial Statements represent the underlying transactions and events in a manner that achieves fair presentation.

The audit of the Summary Financial Statements is a group audit engagement. As such I also obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the Summary Financial Statements. I am responsible for the direction, supervision and performance of the group audit and I remain solely responsible for my audit opinion.

I communicate with the Chair of Treasury Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide the Chair of Treasury Board with a statement that I have complied with relevant ethical requirements regarding independence, and communicated with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the Summary Financial Statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

/s/ Sheila Dodds
Sheila Dodds, CPA, CA, CIA
Acting Auditor General of British Columbia

Victoria, British Columbia, Canada
August 1, 2025

PROVINCE OF BRITISH COLUMBIA	41
PUBLIC ACCOUNTS 2024/25

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2025

		In Millions
	Note	2025	2024
			as restated
		$	$
Financial Assets
Cash and cash equivalents		12,816	6,308
Temporary investments		525	460
Accounts receivable	3	8,340	8,130
Inventories for resale	4	136	148
Due from other governments	5	3,002	2,597
Due from self–supported Crown corporations and agencies	6	500	557
Equity in self–supported Crown corporations and agencies	7	16,985	14,677
Loans, advances and mortgages receivable	8	5,826	5,359
Other investments	9	5,058	4,568
Sinking fund investments	10	562	491
Derivative financial instruments	20	1,209	698
Loans for purchase of assets, recoverable from agencies	11	33,577	30,572
		88,536	74,565
Liabilities
Accounts payable and accrued liabilities	12	17,828	16,806
Employee future benefits	13	3,741	3,568
Due to other governments	14	844	1,526
Due to Crown corporations, agencies and trust funds	15	665	632
Deferred revenue	16	16,213	15,082
Taxpayer–supported debt	18	101,529	76,002
Self–supported debt	19	33,705	30,969
Derivative financial instruments	20	1,317	1,237
		175,842	145,822
Net assets (liabilities)	21	(87,306)	(71,257)

Non–financial Assets
Tangible capital assets	22	72,736	65,583
Restricted assets	23	2,464	2,352
Prepaid program costs	24	1,396	1,233
Other assets	25	700	468
		77,296	69,636
Accumulated surplus (deficit)	26	(10,010)	(1,621)

Measurement uncertainty	2
Employee pension plans	17
Contingent assets and contractual rights	27
Contingent liabilities and contractual obligations	28

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ Nicole Wright
NICOLE WRIGHT
Comptroller General

42	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2025

	In Millions
	2025		2024
	Estimates
	(Note 34)	Actual	Actual
	$	$	$
Revenue
Taxation (Note 29)	49,214	49,446	46,296
Contributions from the federal government	14,446	14,307	13,734
Fees and licences	5,468	5,468	5,267
Miscellaneous	4,508	5,460	4,988
Net earnings of self–supported Crown corporations and agencies (Note 7)	3,313	4,790	4,477
Natural resources (Note 30)	3,150	2,416	3,143
Investment income	1,424	2,159	1,718
	81,523	84,046	79,623
Expense (Note 31)
Health	35,944	38,182	34,863
Education	19,479	19,609	18,479
Social services	10,473	10,922	9,284
Other	7,592	4,022	4,215
Natural resources and economic development	4,441	6,165	6,704
Interest	4,105	4,245	3,292
Transportation	2,775	2,933	2,379
Protection of persons and property	2,557	3,183	3,101
General government	2,068	2,132	2,341
	89,434	91,393	84,658
Surplus (deficit) for the year	(7,911)	(7,347)	(5,035)

Accumulated surplus (deficit)—beginning of year (Note 26)		(1,213)	3,822
Net remeasurement gains (losses)		(1,450)	(408)
Accumulated surplus (deficit)—end of year		(10,010)	(1,621)

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

PROVINCE OF BRITISH COLUMBIA	43
PUBLIC ACCOUNTS 2024/25

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2025

	In Millions
	2025		2024
	Estimates[1]	Actual	Actual
	$	$	$
Surplus (deficit) for the year	(7,911)	(7,347)	(5,035)
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(14,104)	(10,379)	(8,772)
(Gain) or loss on sale of tangible capital assets	(27)	3	(28)
Amortization of tangible capital assets	3,111	3,176	2,947
Disposals and valuation adjustments	86	47	88
	(10,934)	(7,153)	(5,765)
Effect of change in:
Restricted assets	(69)	(112)	(128)
Prepaid program costs	31	(163)	(129)
Other assets		(232)	(225)
	(38)	(507)	(482)
Effect of self–supported Crown corporations' and agencies' other comprehensive income		27	61
Effect of net remeasurement gains and (losses)		(1,069)	(97)
(Increase) in net liabilities	(18,883)	(16,049)	(11,318)
Net (liabilities)—beginning of year	(73,728)	(71,257)	(59,939)
Net (liabilities)—end of year (Note 21)	(92,611)	(87,306)	(71,257)

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

1The estimates amounts are from pages 154 – 155 of the Budget and Fiscal Plan 2024/25–2026/27.

44	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Summary Financial Statements

Consolidated Statement of Remeasurement Gains and Losses

for the Fiscal Year Ended March 31, 2025

	In Millions
	2025	2024
	$	$
Accumulated remeasurement gains (losses)—beginning of year, before other comprehensive income
Foreign exchange	(389)	(374)
Derivatives	(765)	(557)
Portfolio investments[1]	164	38
Total opening accumulated remeasurement gains (losses) before other comprehensive income	(990)	(893)
Changes in unrealized gains (losses) attributable to:
Foreign exchange	(1,818)	14
Derivatives	611	(333)
Portfolio investments[1]	176	113
Total changes in unrealized gains (losses)	(1,031)	(206)
Amounts reclassified to the statement of operations:
Foreign exchange	3	(29)
Derivatives	6	125
Portfolio investments[1]	(47)	13
Total reclassified to the statement of operations	(38)	109
Total remeasurement gains (losses) attributable to:
Foreign exchange	(2,204)	(389)
Derivatives	(148)	(765)
Portfolio investments[1]	293	164
Remeasurement gains (losses), before other comprehensive income from self–supported Crown corporations and agencies	(2,059)	(990)
Accumulated other comprehensive income from self–supported Crown corporations and agencies – beginning of the year	582	521
Other comprehensive income from self–supported Crown corporations and agencies	27	61
Accumulated other comprehensive income from self–supported Crown corporations and agencies	609	582
Accumulated remeasurement gains (losses)—end of year	(1,450)	(408)

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

1Portfolio investments include equities, bonds and certain other investments designated to the fair value measurement category.

PROVINCE OF BRITISH COLUMBIA	45
PUBLIC ACCOUNTS 2024/25

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2025

	In Millions
	2025			2024
	Receipts	Disbursements	Net	Net as restated
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year[1]			(7,347)	(5,035)
Non–cash items included in surplus (deficit):
Amortization of tangible capital assets			3,176	2,947
Amortization of public debt deferred revenue and deferred charges			(104)	67
Concessionary loan adjustments increase			55	60
(Gain) or loss on sale of tangible capital assets			3	(28)
Valuation adjustment			443	344
Net earnings of self–supported Crown corporations and agencies			(4,790)	(4,477)
Temporary investments (increase)			(72)	(46)
Accounts receivable (increase)			(580)	(1,008)
Due from other governments (increase)			(405)	(1,237)
Due from self–supported Crown corporations and agencies decrease (increase)			57	(136)
Accounts payable and accrued liabilities increase (decrease)			1,022	(555)
Employee future benefits increase			173	334
Due to other governments (decrease)			(682)	(1,582)
Due to Crown corporations, agencies and funds increase (decrease)			33	(11)
Deferred revenue and items applicable to future operations increase			728	141
Dividends from self–supported Crown corporations and agencies			2,509	2,786
Cash (used for) operations			(5,781)	(7,436)

Capital Transactions
Tangible capital assets dispositions (acquisitions)	29	(10,379)	(10,350)	(8,693)
Cash (used for) capital	29	(10,379)	(10,350)	(8,693)

Investment Transactions
Investment in self–supported Crown corporations and agencies				1
Loans, advances and mortgages receivable (issues)	440	(998)	(558)	(689)
Other investments—net (increase)	816	(1,173)	(357)	(71)
Restricted assets—net (increase)		(110)	(110)	(128)
Sinking fund investments—net (increase) decrease	4	(54)	(50)	13
Cash (used for) investments	1,260	(2,335)	(1,075)	(874)
Sub–total cash (requirements)			(17,206)	(17,003)

46	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2025

	In Millions
	2025			2024
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub–total cash (requirements) carried forward from previous page			(17,206)	(17,003)

Financing Transactions[2]
Public debt increases	61,323	(34,985)	26,338	18,046
(Used for) purchase of assets, recoverable from agencies	11,474	(14,098)	(2,624)	(2,568)
Cash derived from financing	72,797	(49,083)	23,714	15,478
Increase (decrease) in cash and cash equivalents			6,508	(1,525)
Cash and cash equivalents—beginning of year			6,308	7,833
Cash and cash equivalents—end of year			12,816	6,308

Cash and cash equivalents are made up of:
Cash			11,248	5,351
Cash equivalents			1,568	957
			12,816	6,308

1Interest received during the year was $1,599 million (2024: $1,479 million). Interest paid during the year was $3,617 million (2024: $3,025 million). Interest received includes interest income from the Statement of Operations in the amount of $2,159 million (2024: $1,718 million) plus the change in accrued interest receivable in the amount of $(560) million (2024: $(239) million). Interest paid includes interest expense from the Statement of Operations in the amount of $4,245 million (2024: $3,292 million) plus the change in accrued interest payable in the amount of $(628) million (2024: $(267) million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

PROVINCE OF BRITISH COLUMBIA	47
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 91 – 93. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer–supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self–supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self–supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i)      The organization's history of maintaining its operations and meeting its liabilities;

ii)     Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii)    Past, present and future economic conditions within which the organization operates; and

iv)    Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self–supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self–supported on establishment and during a start up period if they are reasonably expected to meet the definition of self–supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 151.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of all school districts (June 30).

Statistics Canada's Canadian Classification of Functions of Government provides guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 94 – 101. These statements include the operations of the CRF, taxpayer–supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer–supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

48	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

1. Significant Accounting Policies—Continued

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health–related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post–secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well–being. It includes counselling and rehabilitation services, transfer payments to individuals with a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub–categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

Personal income tax revenue is accrued in the year earned based on estimates of household and taxable income. The revenue reported in the fiscal year is based on a pro–ration of the calendar year estimates.

Direct taxes, such as sales, fuel, carbon and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro–ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

PROVINCE OF BRITISH COLUMBIA	49
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

1.	Significant Accounting Policies—Continued

In the normal course of business, taxpayer–supported Crown corporations, SUCH and the CRF are charged provincial taxes, including provincial sales tax, employer health tax, carbon tax, property transfer tax and fuel tax. These transactions are not eliminated upon consolidation and are reported on a gross basis in taxation revenue, expense, and the historical cost of tangible capital assets. The amount of these transactions cannot be reliably determined.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Transactions where goods or services are provided for consideration include performance obligations to a specific payor. Revenue from these transactions is recognized as the performance obligations are satisfied. Transactions without performance obligations are recognized when the revenue is received or receivable.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, realized foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on pages 151 – 153. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Financial Instruments

Financial instruments include primary instruments, such as cash, receivables, investments, payables, and debt, and derivative instruments such as interest rate swaps and currency swaps. Derivatives, portfolio investments in equities and bonds quoted in an active market, and certain other investments are measured at fair value. All other financial assets and liabilities are measured at cost or amortized cost. When a financial instrument is derecognized, a gain or loss is recognized in the Consolidated Statement of Operations. A government classifies fair value measurements using a hierarchy with the following levels:

Level 1: quoted prices in active markets for identical assets or liabilities

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability

Level 3: inputs that are not based on observable market data.

Examples include, certain portfolio investments measured using quoted prices (Level 1), derivatives measured using internal models developed from observable market data (Level 2), and certain other investments measured with inputs not based on observable market data (Level 3). Unrealized gains and losses from changes in the fair value of financial instruments are recognized in the Consolidated Statement of Remeasurement Gains and Losses. Upon settlement, cumulative gains or losses are reclassified to the Consolidated Statement of Operations.

50	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

1.	Significant Accounting Policies—Continued

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges, derivative financial instruments, tangible capital assets, or purchased intangible assets, acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short–term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short–term investments generally have a maturity of three months or less and are held for the purpose of meeting short–term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short–term investments recorded at the lower of cost or market value. The fair values of short–term investments approximate their carrying values because of the short–term maturity of these instruments. Warehouse Program investments are short–term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self–supported Crown corporations and agencies represents the province’s investment (including long–term advances) in those self–supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount and sinking fund balances. Premium/discount is amortized using the effective interest rate method.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over varying terms. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Investments in equities and bonds quoted in an active market and certain other investments are recorded at fair value. Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments in marketable securities are recorded at fair value.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization and valuation adjustments. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight–line basis.

All significant tangible capital assets and purchased intangible assets of government organizations and operations have been capitalized. Intangible assets that are not purchased and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, documents, specimens, works of art) has been excluded from the Consolidated Statement of Financial Position. When collections are purchased, these items are expensed.

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PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

1.	Significant Accounting Policies—Continued

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis), unfunded pension liabilities, and derivative financial instruments. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight–line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re–lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt is reported at amortized cost and consists of short–term promissory notes, notes, bonds and debentures, bank loans, capital leases, public private partnership obligations and mortgages payable. These obligations are recorded at principal and adjusted for unamortized premium or discount and unrealized foreign exchange gains and losses, where applicable.

Public debt is reported under two categories:

(i)	Taxpayer–supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)	Self–supported debt—includes the portion of debt of self–supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self–supported organizations as these entities are consolidated on the modified equity basis. Self–supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self–supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized using the effective interest rate method. Unamortized premium/discount on bonds is amortized over the life of the debt.

52	PROVINCE OF BRITISH COLUMBIA
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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

1.	Significant Accounting Policies—Continued

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long–term, fixed–term monetary assets and liabilities are reported in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. Non–monetary assets and liabilities are translated at historical rates of exchange.

Derivative Financial Instruments

The province is a party to financial instruments whose value may vary due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations, and utilizes derivative financial instruments in hedging strategies to mitigate risk. The fair value of derivative financial instruments is reported in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. The province does not use derivative financial instruments for speculative purposes. Off–balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under derivative contracts upon settlement are recognized and offset against the related interest expense.

Other Comprehensive Income

Any recognition of other comprehensive income for self–supported Crown corporations has been reflected in the equity in self–supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where there is a legal obligation to retire a tangible capital asset and a reasonable estimate of the fair value of the obligation can be determined. For assets that are not fully amortized, the associated retirement costs are capitalized as part of the carrying value and amortized over the underlying assets' useful lives. Costs relating to obligations for fully amortized assets or assets no longer in productive use are expensed.

PROVINCE OF BRITISH COLUMBIA	53
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

2.	Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, liabilities for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investments and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

A provision for environmental clean–up is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty because the existence and extent of contamination, the responsibility for clean–up, and the timing and cost of remediation cannot be reliably estimated in all circumstances. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Environmental clean–up disclosure is included in Note 28.

A provision for asset retirement obligations is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty due to the long–term nature of these liabilities and often indeterminate settlement dates. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Asset retirement obligation disclosure is included in Note 36.

The amount of personal income tax attributable to the year can change as a result of changes in the underlying revenue assumptions, such as household income growth and tax base growth, and as a result of tax assessments and reassessments. The amount of corporate income tax attributable to the tax year can change as a result of tax assessments and reassessments in subsequent years. Tax transfer expenses related to refundable tax credits attributable to the year are also impacted by both personal income tax and corporate income tax assessments and reassessments. The variability of the final amounts attributable to the year cannot be reasonably determined.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. The amount of variability cannot be reasonably determined at this time.

54	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

2. Measurement Uncertainty—Continued

Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual[1]
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities
Accounts Payable and Accrued Liabilities
Litigation and Arbitration	306	290	382	(16)	76
Crime Victim Assistance Program	216	206	226	(10)	10
Silviculture Liability	167	150	183	(17)	16
Employee Leave Entitlements	536	519	562	(17)	26
Long–Term Disability Special Account	502	477	527	(25)	25
Variability arises from uncertainty of the outcomes or the use of estimates

Revenue
Taxation
Personal Income Tax	17,026	16,626	17,826	(400)	800
Corporate Income Tax	8,262	8,112	8,612	(150)	350
Employer Health Tax	3,056	2,964	3,148	(92)	92
Speculation and Vacancy Tax	86	80	93	(6)	7
Natural Resources
Mineral and Mining Tax	256	173	311	(83)	55
Contributions from the Federal Government
Canada Health Transfer payments[2]	7,188	7,136	7,240	(52)	52
Canada Social Transfer payments[2]	2,334	2,317	2,351	(17)	17

Expense (Note 31)
Government Transfers
Tax Transfers	3,047	2,847	3,247	(200)	200

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer and Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA	55
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

3. Accounts Receivable

	In Millions
	2025	2024
	$	$
Accounts receivable	4,393	4,524
Taxes receivable	3,807	3,869
Accrued interest	1,172	612
	9,372	9,005
Provision for doubtful accounts	(1,032)	(875)
	8,340	8,130

4. Inventories for Resale

	In Millions
	2025	2024
	$	$
Properties	71	61
Miscellaneous	65	87
	136	148

Inventories for resale are charged to the statement of operations when sold. During the year, the total cost of sales was $115 million (2024: $122 million) including the effect of write–downs of $8 million (2024: $1 million). Write–downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5. Due from Other Governments

	In Millions
	2025	2024
	$	$
Government of Canada:
Current	1,692	2,049
Long–term	1,150	425
Provincial governments:
Current	32	29
Local governments:[1]
Current	122	89
Long–term	6	5
	3,002	2,597

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

56	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

6. Due from Self–supported Crown Corporations and Agencies

	In Millions
	2025	2024
	$	$
British Columbia Lottery Corporation	137	190
UBC Properties Investments Ltd.	128	105
British Columbia Liquor Distribution Branch	88	115
Great Northern Way Campus Trust	63	61
Columbia Power Corporation	34	44
British Columbia Hydro and Power Authority	22	17
SFU Community Trust	17	15
Vancouver Island Technology Park Trust	7	7
Heritage Realty Properties Ltd.	4	3
	500	557

See Statement of Financial Position for Self–supported Crown Corporations and Agencies on pages 102 – 103 for details.

7. Equity in Self–supported Crown Corporations and Agencies

	In Millions
	2025				2024
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
British Columbia Hydro and Power Authority	20	8,235	(67)	8,188	7,630
Insurance Corporation of British Columbia		6,601	593	7,194	5,503
Columbia Power Corporation	26	229		255	226
British Columbia Lottery Corporation[1]		(17)	103	86	64
	46	15,048	629	15,723	13,423
Self–Supported Subsidiaries[2]
Columbia Basin Trust joint ventures[3]	941	39		980	974
British Columbia Railway Company[4]	107	146	(6)	247	238
UBC Properties Investments Ltd.		40	(14)	26	35
SFU Community Trust		10		10	10
Vancouver Island Technology Park Trust[5]	1	(2)		(1)	(1)
Great Northern Way Campus Trust[6]	71	(72)		(1)	(5)
Miscellaneous	1			1	3
	1,121	161	(20)	1,262	1,254
	1,167	15,209	609	16,985	14,677

PROVINCE OF BRITISH COLUMBIA	57
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

7. Equity in Self–supported Crown Corporations and Agencies—Continued

	In Millions
	2025				2024
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Change in Equity in Self–supported Crown Corporations and Agencies
Balance–beginning of year	46	12,782	595	13,423	11,619
Increase (decrease) in other comprehensive income			34	34	68
Net earnings of self–supported Crown corporations and agencies		4,692		4,692	4,357
Dividends		(2,184)		(2,184)	(2,374)
Adjustments to dividends		(242)		(242)	(247)
Balance—end of year	46	15,048	629	15,723	13,423

Self–Supported Subsidiaries[2]
Balance–beginning of year	1,121	146	(13)	1,254	1,307
Increase (decrease) in investment					(1)
Increase (decrease) in other comprehensive income			(7)	(7)	(7)
Net earnings of self–supported Crown corporations and agencies		98		98	120
Dividends		(125)		(125)	(202)
Transfers (to) from deferred revenue		42		42	37
Balance–end of year	1,121	161	(20)	1,262	1,254
	1,167	15,209	609	16,985	14,677

1Government's proportionate share of British Columbia Lottery Corporation.

2Self–supported subsidiaries are non–core government business enterprises that are consolidated under the modified equity method by taxpayer–supported organizations.

3Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation.

4A subsidiary of BC Transportation Financing Authority.

5A subsidiary of the University of Victoria.

6Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

See Statement of Financial Position for Self–supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies on pages 102 – 105 for details.

58	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2025	2024
	$	$
Loans and Advances
Land tax deferment loans	2,336	2,133
BC student loans	1,500	1,285
Construction loans to social housing projects	1,437	1,318
Note receivable	632	625
Miscellaneous	260	318
	6,165	5,679
Provision for doubtful accounts	(351)	(334)
	5,814	5,345
Mortgages Receivable
Reconstruction Program	13	15
Provision for doubtful accounts	(1)	(1)
	12	14
	5,826	5,359

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and there is a different interest rate between the two programs. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse or adding a current spouse to title. Land Tax Deferment Loans are secured by registered charge on title.

The BC Student Loan Program provides funding in the form of interest–free repayable loans to students for post secondary education leading toward a credential. Amortization of the loans is set on repayment commencement by the borrower. Most periods are 114 months in length but borrowers can extend that amortization to a maximum of 174 months if minimum payment requirements have been met. Defaulted loans are due on demand. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

Construction loans are provided by British Columbia Housing Management Commission as interim construction draws to non–profit housing providers, First Nations and developers. Interest is payable at the province’s weighted average borrowing rate for short–term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

The note receivable is due to a sale of property by Providence Health Care Society.

Miscellaneous loans include housing and other loans receivable issued by The University of British Columbia of $52 million (2024: $49 million) in accordance with the University's Housing Action Plan, bearing interest of nil or at the Canada Revenue Agency's prescribed interest rate, with maturities up to 30 years, commercial loans of $30 million (2024: $34 million) issued by Columbia Basin Trust bearing interest of 3.65% to 8.45% maturing by 2050 and loans of $17 million (2024: $18 million) issued by University of Victoria to subsidiary government business enterprises bearing interest of 5.13% to 6.95% maturing by 2030.

PROVINCE OF BRITISH COLUMBIA	59
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2025—Continued

8. Loans, Advances and Mortgages Receivable—Continued

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work. The financial assistance includes interest free loans as well as guarantees and interest subsidies of those loans provided by lenders outside of the government reporting entity. No new applicants under the program were being accepted after July 31, 2009. Financial assistance is secured by registered mortgages.

9. Other Investments

	In Millions
	2025	2024
	$	$
Pooled investment portfolios	3,396	3,051
Equity investments	636	596
Municipal, corporate and other bonds	129	152
Provincial government bonds	80	78
British Columbia Ferry Services Inc.	75	75
Commercial loans and investments	14	15
Government of Canada bonds	3	1
Miscellaneous	725	600
	5,058	4,568

Investments in equities and bonds traded on active markets and certain other investments are recognized at fair market value. All other investments are recognized at cost.

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a historical cost of $2,661 million (2024: $2,654 million).

Equity investments have a historical cost of $390 million (2024: $374 million). They include investments in Canadian, United States (U.S.) and international equity markets.

Municipal, corporate and other bonds have a historical cost of $131 million (2024: $158 million) with yields ranging from 1.10% to 8.50%. Maturity dates range from April 8, 2025 to February 15, 2060.

Provincial bonds of various provinces have a historical cost of $85 million (2024: $85 million) with yields ranging from 1.54% to 7.60%. Maturity dates range from June 2, 2025 to October 17, 2054.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non–voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Commercial loans and investments are recorded at the cost of acquisition adjusted by attributed income. Commercial loans and investments include Columbia Basin Trust's $14 million (2024: $15 million) investment in power developments and other investments.

Government of Canada bonds have a historical cost of $3 million (2024: $1 million) with yields ranging from 1.25% to 5.00%. Maturity dates range from August 1, 2025 to December 1, 2064.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The historical cost of miscellaneous investments is $704 million (2024: $589 million).

60	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2025—Continued

10. Sinking Fund Investments

	In Millions
	2025	2024
	$	$
Sinking fund investments related to taxpayer–supported debt	189	168
Sinking fund investments related to self–supported debt	373	323
	562	491

	In Millions
	2025	2024
	$	$
Provincial government bonds	506	477
Pooled investment portfolios	56	14
	562	491

Sinking fund investments are recorded at fair market value.

Provincial bonds of various provinces have a historical cost of $520 million (2024: $510 million), with yields ranging from 2.33% to 4.67%. Maturity dates range from April 17, 2025 to June 2, 2052.

Pooled investment portfolios have a historical cost of $69 million (2024: $14 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation's bond funds, which mainly consist of various governments' bonds and short–term unitized funds that hold money market instruments.

Sinking fund investments related to self–supported debt include Province of British Columbia bonds with a carrying value of $108 million (2024: $108 million).

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2025	2024
	$	$
British Columbia Hydro and Power Authority	32,256	29,248
Columbia Basin Trust joint ventures[1]	930	945
Columbia Power Corporation	259	266
British Columbia Lottery Corporation	130	110
Improvement districts	2	3
	33,577	30,572

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

PROVINCE OF BRITISH COLUMBIA	61
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

12. Accounts Payable and Accrued Liabilities

	In Millions
	2025	2024
	$	$
Accounts payable	7,928	8,051
Other accrued estimated liabilities[1]	6,364	5,886
Asset retirement obligations[2]	1,886	1,848
Accrued interest on debt	1,650	1,021
	17,828	16,806

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims as disclosed in Note 28.

2See Asset Retirement Obligations disclosed in Note 36.

13. Employee Future Benefits

	In Millions
	2025	2024
	$	$
Vacation, compensatory time off, sick bank	1,814	1,714
Retirement allowance	953	879
Long–term disability	469	486
Worker compensation benefits	269	264
Post–retirement benefits	236	225
	3,741	3,568

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post–employment benefits, compensated absences, and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes actuarially determined liabilities. As at March 31, 2025, unamortized actuarial losses (gains) from actuarial estimates performed every three years were $29 million (2024: $2 million). During the year, the amount of benefits paid was $49 million (2024: $56 million).

Amounts recorded in the financial statements relating to long–term disability benefits represents the actuarial estimate for future payments based on claims ongoing at year–end.

Worker compensation benefits represent the actual premiums and claims costs accruing to WorkSafeBC for the year.

Post–retirement benefits include amounts accrued for non–pension retiree and early retirement benefits.

62	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

14. Due to Other Governments

	In Millions
	2025	2024
	$	$
Government of Canada:
Current	559	1,258
Provincial governments:
Current	36	26
Local governments:[1]
Current	249	242
	844	1,526

1Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

15. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2025	2024
	$	$
Columbia Basin Trust joint ventures[1]	600	610
Great Northern Way Campus Trust	10	10
Trust funds	55	12
	665	632

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

16. Deferred Revenue

	In Millions
	2025	2024
	$	$
Deferred restricted contributions (see table)	13,716	12,513
Unearned lease revenue	1,412	1,369
Tuition	568	676
Water rentals and recording fees	136	103
Miscellaneous	381	421
	16,213	15,082

Unearned lease revenue represents lease payments received in advance. Revenue is recognized as the performance obligations are met over the term of the lease.

PROVINCE OF BRITISH COLUMBIA	63
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

16. Deferred Revenue—Continued

Deferred Restricted Contributions are those contributions received from external sources that are restricted through legislative or contractual stipulations for the purpose of program delivery. These deferred contributions are reduced and recognized as revenue when the stipulations of the contribution agreement are satisfied.

		In Millions
	Revenue Recognition	2025	2024
	(Years)	$	$
Restricted Contributions from the Federal Government
Build Canada fund for highway and transportation infrastructure	3–100	2,233	2,168
Infrastructure and economic diversification	20–50	1,493	1,034
Operating contributions for other sectors	1–12	831	982
Operating contributions for the education sector	1–12	576	561
Emergency response and recovery assistance	1–12	470	334
Strategic infrastructure fund investments in post–secondary institutions	3–40	443	410
Regional services and facilities in the health sector	3–40	88	35
Miscellaneous contributions for post–secondary institutions	1–40	64	66
Miscellaneous contributions for transportation infrastructure	1–40	10	1
Miscellaneous contributions from the federal government	1–40	59	9

Restricted Contributions from Municipal Sources
Regional hospital districts for equipment and facilities	3–40	1,148	1,497
Bylaw capital funding for schools	3–40	206	177
Operating contributions for the transportation sector	1–12	94	99
Municipal transportation infrastructure funding	3–77	78	68

Restricted Contributions from Other Sources
Health endowments and other contributions	5–50	2,622	2,143
Education endowments	30	2,210	1,922
Operating contributions for the education sector	1–12	661	620
Operating contributions for the health sector	1–12	129	119
Operating contributions for the other sector	1–12	18	15
Miscellaneous contributions from other sources	5–50	283	253
		13,716	12,513

Impact to revenue for the next five fiscal years and thereafter is estimated to be:

In Millions
$
2026	2,598
2027	1,098
2028	804
2029	723
2030	698
Thereafter	7,795
Total deferred restricted contributions	13,716

64	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

17. Employee Pension Plans

Joint trusteed plans

The province contributes to four pension plans for substantially all of its employees. The four pension plans are the Public Service Pension Plan, the Municipal Pension Plan, the Teachers' Pension Plan and College Pension Plan. The plans provide basic pensions based on length of service, highest five–year average earnings and plan members' age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

The Public Service, Municipal, Teachers' and College pension plans are joint trusteed plans. Under the joint trust agreements, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. The province participates as a plan employer in each plan. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The BC Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers.

The reported net assets or net obligations of the pension plans are administered under joint trust arrangements. The province has no claim on accrued asset amounts. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province's interest in the plan.

The accrued benefit obligations and pension assets shown for 2024/25 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market–related value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long–term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions, data and dates:

	Public
	Service	Municipal	Teachers'	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/23	Dec 31/21	Dec 31/23	Aug 31/24
Date of audited financial statements	Mar 31/24	Dec 31/23	Dec 31/23	Aug 31/24
Expected long–term rate of return used as discount rate	6.00%	6.00%	5.75%	6.00%
Expected average remaining service life of employee group	10.2 years	10.5 years	12.2 years	8.8 years
Normal actuarial cost used in extrapolations	16.10%	16.80%	17.90%	17.04%
Basic benefits paid during the plan's fiscal year (in millions)	$1,426	$2,601	$1,494	$286
Total contribution rate for basic benefits (members and employers)	14.20%	15.08%	18.34%	16.88%
Assumed rate of salary escalation	3.25%	3.25%	3.25%	3.25%
Current benefit accrual rate	1.95%	1.90–2.12%	1.90%	2.00%
Entry–age normal cost rate–basic account	16.06%	15.49%	17.28%	16.84%
Market value of plan net assets at latest financial statement date (in millions)	$34,902	$44,744	$31,671	$6,347

Actuarial assumptions are decisions of the individual pension boards and have been collected from the latest audited financial statements and actuarial valuation of each pension plan. The audited financial statements, actuarial valuations, and joint trust agreements of each pension plan listed may be found at www.pensionsbc.ca outside these audited statements.

PROVINCE OF BRITISH COLUMBIA	65
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

17. Employee Pension Plans—Continued

Accrued net obligation (asset) table:

The estimated financial position as at March 31, 2025, for the basic pension in each joint trusteed plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers'	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	29,268	41,895	27,802	6,020	104,985
Pension fund assets	36,991	49,530	35,202	6,549	128,272
	(7,723)	(7,635)	(7,400)	(529)	(23,287)
Unamortized actuarial gain (loss)	3,478	2,697	5,213	16	11,404
Accrued net obligation (asset)	(4,245)	(4,938)	(2,187)	(513)	(11,883)

Attributable to the province	(2,122)	(2,469)	(1,094)	(256)	(5,941)
Valuation adjustment	2,122	2,469	1,094	256	5,941
Province's reported net obligation	0	0	0	0	0

The province is obligated under labour contracts to provide retirement benefits for its employees through contributions to these pension plans. Contribution rates are adjusted to reflect the results of the triennial actuarial valuation of each plan. The province contributes approximately 50% of the total contributions for these plans; therefore, the province’s accrued net obligation is 50%. An accrued net obligation will not result in a payment to the plan, but will be addressed through increased contributions over time.

The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2024 for each plan are: the Public Service Pension Plan 11.50% (2024: 7.50%), the Municipal Pension Plan 12.50% (2024: 7.70%), the Teachers' Pension Plan 10.70% (2024: 7.60%), and the College Pension Plan 13.00% (2024: 8.00%).

The province's share includes contributions for all participants in the government reporting entity. When the plans are in an accrued net asset position for accounting purposes, pension expense for the period is equal to employer contributions. Total employer contributions this year for each plan are: the Public Service Pension Plan $646 million (2024: $583 million), the Municipal Pension Plan $1,250 million (2024: $1,128 million), the Teachers' Pension Plan $493 million (2024: $465 million), and the College Pension Plan $152 million (2024: $143 million).

66	PROVINCE OF BRITISH COLUMBIA
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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

17. Employee Pension Plans—Continued

Other pension plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers' Pension plans which are funded by entities within the government reporting entity and are included in other investments in Note 9. Total employer contributions this year for each plan are: Simon Fraser University's Academic Pension Plan and Administrative/Union Pension Plan $29 million (2024: $33 million), the University of Victoria's pension plan for employees other than faculty and professional staff $7 million (2024: $7 million), and Canadian Blood Services' pension plan for regular employees $3 million (2024: $3 million). Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province's interest in the plan.

The estimated financial position as at March 31, 2025, for the other pension plans is as follows:

	In Millions
	Simon	University	Canadian
	Fraser	of	Blood
	University	Victoria	Services
	Pension	Pension	Pension
	Plan	Plan	Plan	Total
	$	$	$	$
Accrued benefit obligation	518	286	97	901
Pension fund assets	645	359	96	1,100
	(127)	(73)	1	(199)
Unamortized actuarial gain (loss)	11	16		27
Accrued net obligation (asset)	(116)	(57)	1	(172)

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. Total employer contributions this year for each plan are: British Columbia Hydro and Power Authority $63 million (2024: $57 million), British Columbia Lottery Corporation $16 million (2024: $16 million), and the Insurance Corporation of British Columbia $11 million (2024: $33 million). Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7.

The estimated financial position as at March 31, 2025, for the pension plans of commercial Crown corporations is as follows:

	In Millions
	BC Hydro	ICBC	BC Lottery	BC Railway
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	6,009	3,073	468	18	9,568
Pension fund assets	5,324	3,322	522	15	9,183
Accrued net obligation (asset)	685	(249)	(54)	3	385

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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

18. Taxpayer–supported Debt1

	In Millions
	Year of	Canadian	U.S.	Other
	maturity	dollar	dollar[2]	currencies[2]	2025	2024
		$	$	$	$	$
Short–term promissory notes	2025				0	7,337
	2026	7,228	3,784		11,012	0
Notes, bonds and debentures	2025				0	3,909
	2026	3,570		350	3,920	4,191
	2027	1,129	4,110	169	5,408	5,375
	2028	2,835	5,027		7,862	2,088
	2029	876	2,757		3,633	3,631
	2030	2,756	3,452	876	7,084	2,775
	2031–2035	15,532	7,930	4,912	28,374	21,226
	2036–2040	6,368		2,886	9,254	4,791
	2041–2045	5,670		648	6,318	6,318
	2046–2050	2,222		1,752	3,974	3,895
	2051–2055	8,875		117	8,992	9,776
	2056–2060	3,230			3,230	130
	2061–2065	181			181	181
Capital leases	2025–2047	158			158	165
Total debt issued		60,630	27,060	11,710	99,400	75,788

Unamortized premium (discount)					(129)	(222)
Unrealized foreign exchange (gain) loss[3]					2,258	436
Total taxpayer–supported debt					101,529	76,002

The effective interest rates (weighted average) as at March 31 on the above debt are:
2025					3.60%
2024						3.75%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2025 includes USD$19,986 million which was fully hedged to CAD$27,060 million; 100 million Swiss Francs was fully hedged into CAD$96 million; 5,873 million EURO was fully hedged to CAD$8,638 million, $2,318 million AUD was fully hedged to CAD$2,100 million; and 500 million GBP was fully hedged to CAD $876 million .

3The foreign currency denominated debt translated to apply exchange rates as at March 31, 2025, includes USD$19,986 million converted to CAD$28,731 million; 100 million Swiss Francs converted into CAD$163 million; 5,873 million EURO converted to CAD$9,126 million; and $2,318 million AUD converted to CAD$2,079 million; and 500 million GBP converted to CAD $929 million.

68	PROVINCE OF BRITISH COLUMBIA
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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

18. Taxpayer–supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $1,969 million (2024: $2,158 million) at a weighted average interest rate of 3.92% (2024: 4.06%). These debentures mature at various dates from July 11, 2025 to July 12, 2049 with interest rates varying between 1.98% and 5.19%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2024: $13 million).

Mortgages

Balances include mortgages totalling $167 million (2024: $177 million) secured by land and buildings. The carrying value is $287 million (2024: $295 million).

Other debt

Balances include $1,011 million (2024: $774 million) in other loans.

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
$
2026	4,315
2027	5,383
2028	7,856
2029	3,630
2030	7,064
2031–2065	60,562
Total of stated minimum payments	88,810

Capital lease obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with remaining terms between 1 years and 22 years, with interest rates ranging between nil and 19.50%.

Major leases include: Ministry of Citizens' Services capital lease obligation for office space in Capital Park of $79 million (2024: $83 million), with a weighted average interest rate of 3.97% and maturing March 1, 2040, Thompson Rivers University lease agreements for land and student residences of $32 million (2024: $33 million), with a weighted average interest rate of 5.14% and maturing August 31, 2047, and British Columbia Institute of Technology capital lease obligation for the building at Annacis Island Campus of $22 million (2024: $23 million), with a weighted average interest rate of 4.00% and maturing July 31, 2044.

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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

18. Taxpayer–supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
$
2026	24
2027	20
2028	17
2029	14
2030	5
2031–2047	144
Total minimum lease payments	224
Less imputed interest	(66)
Total capital lease liability	158

Public private partnership obligations

Public Private Partnerships (P3) are long–term contractual agreements that require a public partner to finance, build and operate and/or maintain an infrastructure asset while the province retains ownership and control over the asset.

The tangible capital asset and the related debt are recognized concurrently during construction of the infrastructure asset. The present value of the minimum debt payments using an interest rate implicit to the agreement is the capital cost of the asset.

P3 arrangements exist across the reporting entity for buildings, such as health, post–secondary, housing, correctional facilities, and highway infrastructure, with different key rights and obligations with each public partner. Significant P3 arrangements include Abbotsford Regional Hospital and Cancer Centre, Sea–to–Sky Highway and Campbell River and Comox Valley Hospitals.

			In Millions
					Operating /
		Interest	Debt	Interest	maintenance	Asset net
	Term	rate	remaining	payments	payments	book value
	Years	%	$	$	$	$
Health	30	5–15	1,695	1,305	2,646	2,398
Education	30	5	51	31	102	103
Other	18	7	44	11	12	104
Transportation	20–30	7–9	486	158	460	1,337
Protection of persons and property	20–30	5–8	214	167	297	319
Total			2,490	1,672	3,517	4,261

70	PROVINCE OF BRITISH COLUMBIA
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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

19. Self–supported Debt1

	In Millions
	Year of	Canadian	U.S.	Other
	maturity	dollar	dollar[2]	currencies[2]	2025	2024
		$	$	$	$	$
Short–term promissory notes	2025				0	4,881
	2026	2,694	685		3,379	0
Notes, bonds and debentures	2025				0	0
	2026	900	652	391	1,943	1,942
	2027	850			850	850
	2028	1,000			1,000	1,000
	2029	1,500			1,500	1,500
	2030	500			500	500
	2031–2035	6,275		200	6,475	5,160
	2036–2040		378		378	378
	2041–2045	6,173			6,173	6,173
	2046–2050	3,695			3,695	3,695
	2051–2055	6,646			6,646	4,861
	2056–2060	1,160			1,160	60
	2061–2065	50			50	50
Total debt issued at face value		31,443	1,715	591	33,749	31,050

Unamortized premium (discount)					(220)	(139)
Unrealized foreign exchange (gain) loss[3]					176	58
Total self–supported debt					33,705	30,969

The effective interest rates (weighted average) as at March 31 on the above debt are:

2025					3.46%
2024						3.64%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2025 includes USD$1,292 million (CAD$1,715 million), of which USD$1,065 million was fully hedged to CAD$1,405 million and USD$227 million was unhedged (CAD$310 million), and 402 million EURO was fully hedged to CAD$591 million.

3The foreign currency denominated debt adjustment to exchange rates as at March 31, 2025, includes USD$1,292 million converted to CAD$1,857 million; and 402 million EURO converted to CAD$625 million.

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $223 million (2024: $223 million) at a weighted average interest rate of 3.34% (2024: 3.34%). These debentures mature at various dates from May 8, 2042 to July 10, 2042, with interest rates varying between 3.22% and 3.54%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2024: nil).

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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

19. Self–supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
$
2026	1,943
2027	850
2028	1,000
2029	1,500
2030	500
2031–2065	24,577
Total of stated minimum payments	30,370

20. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, managing its existing debt portfolio to achieve the lowest debt costs within specified risk parameters, and through its selected investment managers invests funds in both domestic and foreign capital markets. The province is exposed to risks such as fluctuations in interest and foreign exchange rates, credit risk, liquidity risk, and market price risk. The province is also exposed to these risks in its receivables, loans and investment portfolios. In accordance with the risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of means to manage risk, including the use of derivative financial instruments to hedge the exposure to these risks.

Derivative financial instruments

A derivative financial instrument is a financial contract with a counterparty that is applied to hedge against interest rate or foreign exchange risk. Derivatives used by the province include interest rate swaps, cross–currency swaps, and forward foreign exchange contracts. Swaps are legal contracts under which the province agrees with another party to exchange cash flows based on the notional amounts.

Notional and fair value of derivative financial instruments

Interest rate fluctuations impact floating rate interest payments and the corresponding market value of the interest rate swaps. Foreign exchange fluctuations impact the carrying value of foreign currency debt and correspondingly the carrying value of foreign currency derivatives. The change in debt due to foreign currency and interest rate fluctuations approximate the change in market value of the associated derivative immediately prior to maturity.

Most foreign currency denominated debt is fully hedged to Canadian dollars to eliminate exposure to future fluctuation in exchange rates. Despite a perfectly functioning hedge relationship, throughout the life of these bonds and associated derivatives the impacts are not perfectly offsetting in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. This volatility is not realized in the Consolidated Statement of Operations.

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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

20. Risk Management and Derivative Financial Instruments—Continued

The following table presents the outstanding notional and fair values of the province’s derivative instruments. The notional values indicate the volume of outstanding derivative contracts employed. The fair value of derivatives is reported in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses.

	In Millions
	Taxpayer–supported portfolio			Self–supported portfolio
			Forward			Advanced	Forward
	Cross–	Interest	foreign	Cross–	Interest	rate	foreign
	currency	rate	exchange	currency	rate	setting	exchange	2025	2024
	swaps	swaps	contracts	swaps	swaps	agreements	contracts	Total	Total
	$	$	$	$	$	$	$	$	$
Total notional values	35,028	1,820	3,784	591	3,125	350	1,404	46,102	30,174

Fair values
Derivative assets	834	109	135	13	37		81	1,209	698
Derivative liabilities	(1,104)	(111)		(6)	(95)	(1)		(1,317)	(1,237)
Net Derivative Assets / (Liabilities)								(108)	(539)

Undiscounted cashflows for derivative instruments1

The table below shows maturities and cash inflows and outflows of the province’s derivative instruments. Cross–currency swaps and forward foreign exchange contracts are utilized to mitigate foreign currency risk on foreign currency debt payments, and interest rate swaps are utilized to mitigate interest rate risk on floating debt payments, as the cash inflows from these derivatives will offset the debt payment outflows.

	In Millions
							Forward foreign
	Cross currency swaps				Interest rate swaps		exchange contracts
Year of	Principal	Principal	Interest	Interest	Interest	Interest	Principal	Principal
maturity	outflows	inflows	outflows	inflows	outflows	inflows	outflows	inflows
	$	$	$	$	$	$	$	$
2026	(782)	816	(1,256)	1,277	(52)	65	(4,469)	4,640
2027	(4,280)	4,825	(1,201)	1,242	(40)	61	(436)	493
2028	(5,027)	5,032	(1,166)	1,210	(37)	57
2029	(2,757)	2,875	(995)	973	(32)	46
2030	(4,328)	4,522	(786)	747	(31)	38
2031–2035	(13,042)	13,979	(2,907)	2,522	(148)	130
Thereafter	(5,403)	5,711	(1,708)	813	(292)	200	(283)	331
Total	(35,619)	37,760	(10,019)	8,784	(632)	597	(5,188)	5,464

1Future foreign payments paid or received are converted to Canadian dollars using the March 31, 2025 foreign exchange rates.

PROVINCE OF BRITISH COLUMBIA	73
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. These types of derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $71,951 million (2024: $49,532 million), allow floating rate exposure up to 45.00% (2024: 45.00%) of this portion of the taxpayer–supported debt. At March 31, 2025, floating rate debt exposure was 16.57% (2024: 17.97%) of the government direct debt portfolio.

The maximum floating risk exposure for British Columbia Hydro and Power Authority is 25.00% (2024: 25.00%) of their debt that totals $32,015 million (2024: $29,328 million). At March 31, 2025, floating rate debt exposure for British Columbia Hydro and Power Authority was 15.30% (2024: 16.00%) of their debt.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2025, a one percent change in interest rates would impact the annual debt servicing expense by $140 million (2024: $106 million) for the taxpayer–supported debt portfolio and $34 million (2024: $49 million) for the self–supported debt portfolio.

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross–currency swaps and forward foreign exchange contracts) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows and by locking the future foreign currency rate.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $71,951 million (2024: $49,532 million), allow unhedged foreign debt exposure up to 10.00% (2024: 10.00%) of this portion of the taxpayer–supported debt. At March 31, 2025, there was no unhedged foreign debt exposure of the government direct debt portfolio (2024: nil).

The maximum unhedged foreign debt exposure for British Columbia Hydro and Power Authority is 5.00% (2024: 5.00%) of its debt, which totals $32,015 million (2024: $29,328 million). At March 31, 2025, there was $326 million of unhedged foreign debt (2024: $308 million), which translates to $227 million U.S. dollars (2024: $227 million U.S. dollars).

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2025, a one cent change in the Canadian dollar versus the U.S. dollar would not impact the annual debt servicing costs (2024: nil) for the taxpayer–supported portfolio; however, it would impact the self–supported debt portfolio by $1 million (2024: $1 million).

74	PROVINCE OF BRITISH COLUMBIA
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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Approximately 32% of the province’s debt, or $43,511 million (2024: $26,165 million) is foreign currency debt. With a 1% change in the Canadian dollar against all other currencies, there would be a potential unrealized gain (loss) of $435 million (2024: $262 million). The table below summarizes the province's exposure to foreign currency debt:

	In Millions
	Carrying
	value (CAD)	Sensitivity
	$	$
U.S. dollars	30,589	306
Euros	9,751	98
Australian dollars	2,079	21
Great British Pounds	929	9
Swiss Franc	163	2
Total foreign currency debt	43,511	436

Although throughout the life of a foreign currency debt and associated derivative these impacts on foreign exchange fluctuations are not perfectly offsetting, the volatility is never realized as the swaps are not terminated until maturity.

Credit risk

Credit risk is the risk that the province will incur financial losses due to a derivative counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its counterparty credit risk by trading only under Credit Support Annex agreements where derivative exposures are covered by a regular exchange of collateral. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

The province implements Credit Support Annex agreements for all derivative type transactions, including cross–currency and interest rate swaps, to mitigate exposure to counterparty default risk. Under the terms of these agreements, the province may be required to pledge or receive eligible collateral with its counterparties. These amounts will be returned to or from the counterparties when there are no longer any outstanding obligations.

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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

20. Risk Management and Derivative Financial Instruments—Continued

The province’s gross credit risk exposure is the amount of loss that would occur if all counterparties to contracts in an unrealized gain position were to default at once, and the contracted netting provisions (derivatives in an unrealized loss position for those counterparties) were not enforced. Net credit exposure is the loss net of the permitted offset for provisions with unrealized losses. Net credit risk exposure is the potential loss after allowing for collateral balances received from counterparties. The following table provides net credit risk exposure.

	In Millions
	2025	2024
	$	$
Gross credit risk exposure	1,213	698
Less: netting provisions	(782)	(610)
Net credit risk exposure (before collateral)	431	88
Less: collateral available to offset exposure	(410)	(80)
Net credit risk exposure (after collateral)	21	8

Total net collateral associated with Credit Support Annex agreements consist of $135 million (2024: $389 million) cash paid which is included in accounts receivable (see Note 3). Securities pledged by counterparties of $786 million (2024: $324 million) have not been recognized in the financial statements as it is held by a third party until the derivative transaction is completed or default occurs.

Liquidity risk

The province utilizes a cash management framework to ensure that cash is available where and when it is needed while minimizing the cost of cash and maximizing returns on temporary balances. The province forecasts all cash inflows and outflows, including debt and the related derivatives maturities, for the full current fiscal year and the following two fiscal years. The forecast is for each business day and is revised daily based on actual flows, analysis of current trends, historical patterns, and emerging market conditions.

Market price risk

The province is committed to generating long–term investment returns that meet or exceed targets and benchmarks without unnecessary risk. The province is exposed to market price risk on its portfolio investments, and utilizes strategies such as diversification and the selection of only high–quality investment assets to mitigate this exposure.

21. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 43) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

76	PROVINCE OF BRITISH COLUMBIA
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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

22. Tangible Capital Assets

	In Millions
	2025	2024
	$	$
Land and land improvements	7,408	6,951
Buildings (including tenant improvements)	37,601	33,545
Highway infrastructure	17,204	16,098
Transportation equipment	5,018	3,926
Computer hardware and software	2,559	2,464
Other	2,946	2,599
	72,736	65,583

See Consolidated Statement of Tangible Capital Assets on page 106.

The estimated useful lives of the more common tangible capital assets are: buildings (3–90 years); highway infrastructure (3–90 years); transportation equipment (including rapid transit, ferries and related infrastructure) (15–100 years); computer hardware and software (1–15 years); major software systems (1–15 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1–30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements (2–40 years) are amortized over the lesser of the lease term and the life of the asset.

Tangible capital assets include infrastructure assets under public private partnership agreements as disclosed in Note 18.

BC Transportation Financing Authority assets include capital assets under lease to South Coast British Columbia Transportation Authority. These capital assets under lease consist of land, land improvements, interests in land, park and ride facilities, stations, guideways, rolling stocks and other assets related to the SkyTrain system, including the Millennium Line, Evergreen Line, the Expo Line SkyTrain systems and the West Coast Express. These assets are made available for use by South Coast British Columbia Transportation Authority under operating lease arrangements for a nominal lease amount pursuant to an Order in Council and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area.

The Provincial Rapid Transit System Operating and Use Agreement expires in January 2040 and may be renewed, if mutually agreed, for successive five year terms as long as the assets remain a part of the Greater Vancouver regional transportation system. The net book value of these assets is $2,116 million (2024: $2,166 million).

The province received donations of tangible capital assets during the year of $8 million (2024: $5 million).

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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

23. Restricted Assets

	In Millions
	2025	2024
	$	$
Endowment funds	2,464	2,352

Donors provide contributions that are invested in various financial instruments. Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer–supported Crown corporations. One restriction is that the original contribution should not be spent. Endowment agreements may also require that a portion of investment income be used to offset the eroding effect of inflation or preserve the original value.

24. Prepaid Program Costs

	In Millions
	2025	2024
	$	$
Prepaid program costs	1,396	1,233

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not–for–resale items held by taxpayer–supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2025, the total inventories held for use or consumption was $533 million (2024: $538 million). During the year, the total expense due to the consumption of inventories was $2,419 million (2024: $1,976 million) including the effect of write–downs of $20 million (2024: $21 million).

25. Other Assets

	In Millions
	2025	2024
	$	$
Other deferred costs	700	468

Other deferred costs include funds held by a service provider to provide group health and welfare benefits on behalf of health authorities, affiliates and community social service organizations. As at March 31, 2025, the actuarial valuation estimated fund assets were $1,806 million (2024: $1,635 million) and accrued benefit obligations were $1,188 million (2024: $1,170 million).

78	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

26. Accumulated Surplus (Deficit)

	In Millions
	2025	2024
	$	$
Accumulated surplus (deficit)—before remeasurement gains and losses—beginning of year as previously reported[1]	(1,213)	3,822
Surplus (deficit) for the year	(7,347)	(5,035)
Accumulated surplus (deficit)—before remeasurement gains and losses	(8,560)	(1,213)
Effect of remeasurement gains and (losses)	(1,450)	(408)
Accumulated surplus (deficit)—end of year	(10,010)	(1,621)

1The opening accumulated surplus (deficit) figures for April 1, 2024 and April 1, 2023 are reported before remeasurement gains and losses.

27. Contingent Assets and Contractual Rights

(a) UNRECOGNIZED ASSETS

Intangible assets that are not purchased and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Land inherited by right of the Crown is capitalized at a nominal value of one dollar. The value of collections (e.g. artifacts, specimens, works of art, and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

(b) CONTINGENT ASSETS

The province has contingent assets where the estimated amount is, or exceeds, $100,000 and the occurrence of the confirming future event is likely.

	In Millions
	2025	2024
	$	$
Litigation settlements	3,582	1
Miscellaneous	3	1
	3,585	2

The Province is a claimant in legal action against three Canadian tobacco manufacturers to recover costs of treating tobacco–related diseases. On March 6, 2025, the Ontario Superior Court of Justice approved a $32.5 billion settlement agreement in Canada under the Companies' Creditors Arrangement Act, subject to certain conditions. The settlement is payable by an up–front $6.2 billion lump–sum payment and the balance through annual payments to be received over approximately 20 years. The annual payments are based on a percentage of the future after–tax profits earned in each subsequent year and may be affected by economic, regulatory or market factors.

Under the terms of the settlement, the Province’s share of the arrangement is estimated at $3,578 million which is 14.4710% of the $24,725 million global settlement amount owed to provinces and territories. The Province’s estimated share of the legal costs are $167 million. Payments to the Province remain uncertain until the Plans of Compromise and Arrangement conditions are met.

PROVINCE OF BRITISH COLUMBIA	79
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

27. Contingent Assets and Contractual Rights—Continued

(c) CONTRACTUAL RIGHTS

Contractual rights are future–oriented financial information based on multi–year contracts the government has entered into that will become assets and revenue when terms of the contracts are met. The following table presents contractual rights that are greater than $50 million, by sector, by year.

	In Millions
						2031 and
	2026	2027	2028	2029	2030	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	49	34	21	12	7	14	137
Natural resources and economic development	538	474	406	411	374	4,904	7,107
Transportation	578	739	310	9	8	46	1,690
	1,165	1,247	737	432	389	4,964	8,934

Self–supported Crown corporations and agencies
Natural resources and economic development	411	300	272	240	226	3,930	5,379
Protection of persons and property	14	12	10	9	6	11	62
	425	312	282	249	232	3,941	5,441
Total	1,590	1,559	1,019	681	621	8,905	14,375

The following table presents amounts provided in multi–year government transfer agreements that are greater than $50 million, by sector, by year. These government transfers may be authorized by the federal government in the future.

	In Millions
						2031 and
	2026	2027	2028	2029	2030	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	698	517	333	254			1,802
Education	197	263	97				557
Social services	1,353	1,032	1,039	1,071	1,103	1,136	6,734
Other	160	172	183	13	7	6	541
Natural resources and economic development	17	17	17				51
Transportation	33	33	33	33	33	1,084	1,249
Protection of persons and property	29	29					58
Total	2,487	2,063	1,702	1,371	1,143	2,226	10,992

80	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

28. Contingent Liabilities and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2025 was $10 million (2024: $398 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2025 totalled $6 million (2024: $15 million). See Consolidated Statement of Guaranteed Debt on page 107 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds, $100,000 but the likelihood of payment is uncertain.

	In Millions
	2025	2024
	$	$
Damage to persons or property	165	5
Tax disputes	68	77
Contract disputes	61	24
Property access disputes	30	30
Negligence and miscellaneous	5,151	4,459
	5,475	4,595

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2025 was $282 million (2024: $342 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $367 million (2024: $253 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

PROVINCE OF BRITISH COLUMBIA	81
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Environmental Clean–up

The province is responsible for the remediation of numerous contaminated sites in the province that are no longer in productive economic use.

For sites where the province is directly responsible or has assumed responsibility for remediation, the following provision for future clean–up costs has been accrued based on preliminary environmental assessments, or estimations for those sites where an assessment has not been conducted. The provision is recorded as an accrued liability (see Note 12).

	In Millions
	2025	2024
	$	$
Mine sites	364	359
Transportation infrastructure	42	45
Industrial sites	22	23
Salt sheds	5	5
Maintenance yards	3	4
Pulp mills	1	2
Miscellaneous	130	93
	567	531

This provision for future clean–up costs is an estimate of the minimum remediation costs for known sites where an assessment has been conducted, or where available information on sites is sufficient to estimate the costs. Where information is not available to make an estimate, costs are extrapolated from the estimated costs of similar sites. The undiscounted estimated costs for sites that require ongoing remediation, monitoring or maintenance is $114 million. Where settlement dates are known, these costs are discounted using the province's estimated weighted average cost of capital at periodic evaluation dates. As at March 31, 2025, the weighted average cost of capital is 3.60% (2024: 3.75%).

As at the reporting date, 27 sites where historical industrial activity has occurred have been identified for monitoring purposes. Remediation activities are unlikely to be performed on these sites and a liability may be recorded at a later date.

Additional environmental liabilities of government business enterprises include $279 million (2024: $242 million) accrued by British Columbia Hydro and Power Authority, and $3 million (2024: $10 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

82	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Treaty Negotiations

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern–day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2025, there were 37 First Nations Groups in active or completed negotiations, representing 61 current or former Indian Act bands.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

A Final Agreement with Yale First Nation was ratified by Yale First Nation in March 2011, by the provincial government on June 2, 2011, and by the Parliament of Canada on June 19, 2013. A treaty effective date has not yet been agreed to by the parties. Through the treaty, the Province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,179 hectares of provincial Crown lands.

It is expected the capital transfer components for all treaty agreements will be, in most cases, entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Incremental Treaty Agreement tables are as follows:

•	Ditidaht, 3,567 hectares
•	Homalco, 707 hectares
•	In–SHUCK–ch (Skatin and Samahquam), 9,474 hectares
•	Kaska Dena Council, 677 hectares
•	Kitselas, 35,290 hectares
•	Kitsumkalum, 45,789 hectares
•	K'omoks, 3,040 hectares
•	Ktunaxa Nation Council, 418 hectares
•	Lake Babine Nation (BC only), 497.6 hectares with a one–time payment of $0.02 million
•	Lax Kw'alaams First Nation, 4,309 hectares
•	Lheidli T'enneh, 3,416 hectares
•	Nazko, 172 hectares
•	NStQ (Canoe Creek, Sugar Cane, Canim Lake, Soda Creek), 3,656 hectares
•	Pacheedaht, 1,216 hectares
•	Te’mexw (Malahat, Scia’new, Snaw–naw–as, Songhees and T'Sou–ke), 1,916.7 hectares
•	Tla–o–qui–aht, 47 hectares
•	Wei Wai Kai (Cape Mudge First Nation), 2,217 hectares
•	Wei Wai Kum (Campbell River First Nation) 1,276 hectares
•	Wuikinuxv, 13,946 hectares
•	Yekooche, 5,960 hectares

Upon coming into effect, treaties and other incremental agreements will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of those First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to Aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

PROVINCE OF BRITISH COLUMBIA	83
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

The BC Transportation Financing Authority has unrecorded contingent liabilities of $101 million (2024: $117 million), including $32 million (2024: $33 million) for expropriation claims and $25 million (2024: $25 million) for contaminated sites.

The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in a material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple–year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future–oriented financial information about non–discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://gov.bc.ca/publicaccounts.

	In Millions
						2031 and
	2026	2027	2028	2029	2030	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	5,884	2,615	1,962	1,323	1,009	5,396	18,189
Education	1,876	801	238	44	26	127	3,112
Social services	180						180
Other	86	64	15	14	14	658	851
Natural resources and economic development	84	85	50	48	49	285	601
Transportation	4,320	2,962	1,994	1,241	571	8,799	19,887
Protection of persons and property	10	11	11	13	13	238	296
General government	678	645	553	530	418	190	3,014
	13,118	7,183	4,823	3,213	2,100	15,693	46,130

Self–supported Crown corporations and agencies
Natural resources and economic development	3,106	2,528	2,266	2,159	1,892	52,252	64,203
Protection of persons and property	12	16	20	21	23	29	121
General government	286	11	2	1			300
	3,404	2,555	2,288	2,181	1,915	52,281	64,624
Total	16,522	9,738	7,111	5,394	4,015	67,974	110,754

84	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

The following table presents the amounts provided in multiple–year government transfer agreements that are greater than $50 million, by sector, by year. While there is no current obligation for these amounts, these government transfers may be authorized by government in a future year.

	In Millions
						2031 and
	2026	2027	2028	2029	2030	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	59	61	61	61	61		303
Education	376	150					526
Social services	724	413	69	13	13	52	1,284
Other	873	432	352	346	250	5,673	7,926
Natural resources and economic development	536	168	108	67	39	142	1,060
Protection of persons and property	633	644	630	630	630	1,261	4,428
Total	3,201	1,868	1,220	1,117	993	7,128	15,527

29. Taxation Revenue

	In Millions
	2025	2024
	$	$
Personal income	17,026	16,443
Provincial sales	10,363	10,330
Corporate income	8,262	6,085
Property	3,837	3,605
Employer health	3,056	2,886
Carbon	2,606	2,642
Property transfer	2,005	1,993
Fuel	979	982
Tobacco	412	477
Other	900	853
	49,446	46,296

Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $160 million (2024: $176 million) and corporate income tax revenue were $221 million (2024: $174 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $190 million (2024: $191 million) for the BC Tax Reduction.

Property tax revenue was recorded net of home owner grants of $914 million (2024: $903 million).

PROVINCE OF BRITISH COLUMBIA	85
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

30. Natural Resource Revenue

	In Millions
	2025	2024
	$	$
Petroleum, natural gas and minerals	1,162	1,502
Forests	514	657
Water and other	740	984
	2,416	3,143

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $278 million (2024: $429 million). Natural resource revenue includes mining taxes of $256 million (2024: $497 million) and logging taxes, before refunds, of $8 million (2024: $15 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $1,914 million (2024: $2,029 million), road credits of $13 million (2024: $11 million) and summer drilling credits of $3 million (2024: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

31. Expense

	In Millions
	2025	2024
	$	$
Total Expense by Group Account Classification
Salaries and benefits	35,602	32,611
Government transfers	26,394	24,657
Operating costs	20,629	19,754
Interest[1]	4,245	3,292
Amortization	3,176	2,947
Other	1,347	1,397
	91,393	84,658

1Total interest function costs include a $76 million net loss (2024: $156 million net loss) related to cross currency and interest rate derivatives.

86	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

32. Valuation Allowances

	In Millions
	2025	2024
	$	$
Accounts receivable	370	276
Loans, advances and mortgages receivable	36	33
Inventories held for use	19	26
Tangible capital assets	18	9
	443	344

These amounts are included in "Other" of "Total Expense by Group Account Classification" in Note 31, and represent the write–down of assets in the above Consolidated Statement of Financial Position categories.

33. Trusts Under Administration

Trusts Under Administration are not included in the Summary Financial Statements because the province has no equity in, or power of appropriation over, these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate, and other sundry assets. Trust liabilities consist of trade payables, loans payable, and mortgages payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2025	2024
	$	$	$	$
Public Guardian and Trustee of British Columbia[1] —administered by government officials	1,645	(63)	1,582	1,489
Credit Union Deposit Insurance Corporation of British Columbia[1] —administered by various government officials and a non–government investment corporation	993	(7)	986	910
Supreme and provincial court (Suitors' Funds) —administered by the Courts	262		262	237
Other trust funds —administered by various government officials	273	(120)	153	121
	3,173	(190)	2,983	2,757

1These organizations are reported under International Financial Reporting Standards. The financial statements of Public Guardian and Trustee of British Columbia are draft and unaudited when the Public Accounts are prepared.

34. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 – 6 of the Estimates, Fiscal Year Ending March 31, 2025, presented to the Legislative Assembly February 22, 2024.

PROVINCE OF BRITISH COLUMBIA	87
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

35. Comparatives

Comparative figures have been restated to conform with the current year’s presentation.

36. Asset Retirement Obligations

Asset retirement obligations recognized by the province include estimated costs for which there is a legal obligation to conduct activities associated with the retirement of tangible capital assets. Activities may include the remediation of hazardous materials such as asbestos in buildings and the decommissioning or restoration of assets such as land or leaseholds to their original use and condition. The following table summarizes the changes to the consolidated revenue fund and taxpayer–supported crown corporations and agencies asset retirement obligations during the year:

	In Millions
	Balance–	New	Accretion	Changes in	Liabilities
	beginning of	liabilities in	expense in	estimate of	settled in
	year	the year	the year	existing[1]	the year	2025	2024
	$	$	$	$	$	$	$
Health	373	2	10	4	(4)	385	373
Education	756	4	5	7	(2)	770	756
Other	301	7	10		(6)	312	301
Natural resources and economic development	17					17	17
Transportation	246			(4)		242	246
Protection of persons and property	1					1	1
General government	154	2	5		(2)	159	154
	1,848	15	30	7	(14)	1,886	1,848

The estimated undiscounted cash flows required to settle these obligations are $2,360 million. Those with legally stipulated settlement dates are expected to be settled between 2025 and 2086. The timing of settlement for all other obligations is dependent on the use of the underlying assets. Where the settlement date is known, estimated future costs are discounted using the province's estimated weighted average cost of capital at periodic evaluation dates. As at March 31, 2025, the weighted average cost of capital is 3.60% (2024: 3.75%).

Asset retirement obligations for self–supported Crown corporations as at March 31, 2025 were $264 million (2024: $229 million). Self–supported Crown corporations' balances are calculated using International Financial Reporting Standards. Asset retirement obligations are included in the equity balance of the particular Crown corporation or agency in Note 7.

1Can include changes in the estimated cost, timing of settlement and the discount of the current value of the obligation.

88	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

37. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province's share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position	In Millions
	2025	2024
	$	$
Financial assets	113	102
Liabilities	147	133
Net liabilities	(34)	(31)
Non–financial assets	92	85
Accumulated surplus (deficit)	58	54

Consolidated Statement of Operations	In Millions
	2025	2024
	$	$
Revenue	248	226
Expenses	244	223
Surplus (deficit) for the year	4	3
Accumulated surplus (deficit)—beginning of year	54	51
Accumulated surplus (deficit)—end of year	58	54

38. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate–regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate–regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. British Columbia Hydro and Power Authority had unamortized net regulatory assets at the end of March 31, 2025 of $2,520 million (2024: $1,852 million). Regulatory accounting resulted in an increase to net income for British Columbia Hydro and Power Authority for the year ended March 31, 2025 of $602 million (2024: $495 million). Further details are included in their financial statements outside these audited financial statements at http://gov.bc.ca/financepublications.

PROVINCE OF BRITISH COLUMBIA	89
PUBLIC ACCOUNTS 2024/25

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2025—Continued

39. Amounts Collected and Transferred to Other Governments and Organizations

Legislation establishes the right of other governments and organizations to amounts prescribed under various enactments. The province acts as an administrator for amounts collected for, and transferred to, other governments and organizations. These amounts are not included in the provincial operating results. These arrangements will continue each year until legislation is amended or the agreement concludes.

	In Millions
	2025	2024
	$	$
Rural areas	555	504
South Coast British Columbia Transportation Authority	362	412
Municipalities or eligible entities	175	165
British Columbia First Nations Gaming Revenue Sharing Limited Partnership	100	108
Habitat Conservation Trust	7	7
Cowichan Tribes	4	4
	1,203	1,200

Rural areas and local governments receive local property taxes and levies collected under the Taxation (Rural Area) Act.

South Coast British Columbia Transportation Authority receives fuel tax collected under the South Coast British Columbia Transportation Authority Act.

Municipalities, regional districts, and other eligible entities receive municipal and regional district tax collected under the Provincial Sales Tax Act.

British Columbia First Nations Gaming Revenue Sharing Limited Partnership receives 7% of provincial gaming net proceeds collected under the Gaming Control Act until March 31, 2045.

Habitat Conservation Trust Fund receives surcharges on hunting and angling licences collected under the Wildlife Act.

Cowichan Tribes receive the annual band tobacco tax collected as per a formula set out in the Consolidated Cowichan Tribes Tobacco Tax Collection Agreement.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

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Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2025

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund1

Health Sector

BC Health Care Occupational Health and Safety Society

Canadian Blood Services2

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga'a Valley Health Authority

Northern Health Authority

Providence Health Care Society

Provincial Health Services Authority

St Michael's Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Education Sector

BCNET

British Columbia Institute of Technology

Camosun College

Capilano University

Coast Mountain College

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Okanagan College

92	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2025—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

SkilledTradesBC

The British Columbia Council for International Education

The University of British Columbia

Thompson Rivers University

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Infrastructure Benefits Inc.

B.C. Pavilion Corporation

British Columbia Energy Regulator

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Destination BC Corp.

Forest Enhancement Society of BC

Forestry Innovation Investment Ltd.

InBC Investment Corp.

Infrastructure BC Inc.

Innovate BC

Nechako–Kitamaat Development Fund Society

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Protection of Persons and Property Sector

BC Family Maintenance Agency Ltd.

BC Financial Services Authority

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

PROVINCE OF BRITISH COLUMBIA	93
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2025—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Social Services Sector

Community Living British Columbia

Legal Services Society

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission

British Columbia Public School Employers' Association

Community Social Services Employers' Association of British Columbia

Crown Corporations Employers' Association

First Peoples' Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post–Secondary Employers' Association

The Royal British Columbia Museum Corporation

SELF–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority3

British Columbia Liquor Distribution Branch4

British Columbia Lottery Corporation4

Columbia Power Corporation3

Insurance Corporation of British Columbia5

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 94) and on the Consolidated Statement of Operations by Sector (page 98).

2This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province's share (14.67%) of the total provincial contributions to the partnership.

3These organizations were included in the Natural Resources and Economic Development Sector results.

4These organizations were included in the General Government Sector results.

5This organization was included in the Protection of Persons and Property Sector results.

94	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2025

	In Millions
	Health		Education		Social Services		Other[1]		Natural Resources and Economic Development
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	2,872	3,072	3,796	3,692	51	63	217	251	147	160
Temporary investments		1	292	178			141	128	92	122
Accounts receivable	1,306	1,244	375	414	93	87	262	278	730	665
Inventories for resale	2	3	26	27			3	2	92	84
Due from Crown corporations and agencies	10	12	56	50	5	1	22	26	15	16
Due from other governments	109	96	71	43	90	106	123	153	174	238
Due from self–supported Crown corporations and agencies			219	191					56	61
Equity in self–supported Crown corporations and agencies			33	39					9,425	8,832
Loans, advances and mortgages receivable	637	629	1,298	1,154	1	1	1,506	1,379	50	66
Other investments	92	85	4,172	3,793			213	202	438	349
Sinking fund investments			73	63
Derivative financial instruments	5	3		3			1
Loans for purchase of assets, recoverable from agencies
	5,033	5,145	10,411	9,647	240	258	2,488	2,419	11,219	10,593

PROVINCE OF BRITISH COLUMBIA	95
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2025—Continued

	In Millions
	Debt Servicing[2]		Transportation		Protection of Persons and Property		General Government[3]		Adjustments[4]		Total
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	6,831	1,525	81	68	58	33	504	477	(1,741)	(3,033)	12,816	6,308
Temporary investments						31					525	460
Accounts receivable	1,130	983	32	16	110	114	4,488	4,566	(186)	(237)	8,340	8,130
Inventories for resale			10	28	2	2	1	2			136	148
Due from Crown corporations and agencies			37	39					(145)	(144)	0	0
Due from other governments			552	166	1,255	940	628	855			3,002	2,597
Due from self–supported Crown corporations and agencies							225	305			500	557
Equity in self–supported Crown corporations and agencies			248	239	7,193	5,503	86	64			16,985	14,677
Loans, advances and mortgages receivable					1	1	2,333	2,131		(2)	5,826	5,359
Other investments	9	9	76	76	57	54	1				5,058	4,568
Sinking fund investments	562	491	68	60					(141)	(123)	562	491
Derivative financial instruments	1,209	698							(6)	(6)	1,209	698
Loans for purchase of assets, recoverable from agencies	59,102	53,165							(25,525)	(22,593)	33,577	30,572
	68,843	56,871	1,104	692	8,676	6,678	8,266	8,400	(27,744)	(26,138)	88,536	74,565

96	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2025—Continued

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Other[1]		Development
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	4,422	4,352	2,523	2,468	531	630	2,415	2,118	2,112	2,334
Employee future benefits	1,926	1,782	817	785	38	37	20	19	56	54
Due to other governments	70	135	87	67			172	191	15	18
Due to Crown corporations, agencies and trust funds	43	36	9	13	2	3	55	16	620	630
Due to the Province of British Columbia					14	14	4	8	13	11
Deferred revenue	4,381	4,170	6,507	6,146	240	361	524	371	553	531
Taxpayer–supported debt	2,339	2,391	1,043	957			1,237	1,182	251	191
Self–supported debt
Derivative financial instruments
	13,181	12,866	10,986	10,436	825	1,045	4,427	3,905	3,620	3,769
Net assets (liabilities)	(8,148)	(7,721)	(575)	(789)	(585)	(787)	(1,939)	(1,486)	7,599	6,824
Non–financial Assets
Tangible capital assets	16,075	13,690	22,848	21,191	129	124	4,741	4,174	2,292	2,261
Restricted assets	5	5	2,459	2,347
Prepaid program costs	558	537	172	130	59	108	11	16	282	284
Other assets	697	459	3	9
	17,335	14,691	25,482	23,677	188	232	4,752	4,190	2,574	2,545
Accumulated surplus (deficit)	9,187	6,970	24,907	22,888	(397)	(555)	2,813	2,704	10,173	9,369

PROVINCE OF BRITISH COLUMBIA	97
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2025—Continued

	In Millions
					Protection of Persons
	Debt Servicing[2]		Transportation		and Property		General Government[3]		Adjustments[4]		Total
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	1,643	1,013	2,489	2,103	453	524	1,409	1,486	(169)	(222)	17,828	16,806
Employee future benefits			35	35	81	76	768	780			3,741	3,568
Due to other governments			7		304	236	189	879			844	1,526
Due to Crown corporations, agencies and trust funds	1,751	3,045	11	6	4		35	37	(1,865)	(3,154)	665	632
Due to the Province of British Columbia			6	6			1		(38)	(39)	0	0
Deferred revenue			3,688	3,149	307	342	13	12			16,213	15,082
Taxpayer–supported debt	97,398	71,972	24,241	21,175			293	302	(25,273)	(22,168)	101,529	76,002
Self–supported debt	33,705	30,969									33,705	30,969
Derivative financial instruments	1,317	1,237	399	555					(399)	(555)	1,317	1,237
	135,814	108,236	30,876	27,029	1,149	1,178	2,708	3,496	(27,744)	(26,138)	175,842	145,822
Net assets (liabilities)	(66,971)	(51,365)	(29,772)	(26,337)	7,527	5,500	5,558	4,904	0	0	(87,306)	(71,257)
Non–financial Assets
Tangible capital assets			24,605	22,157	168	169	2,013	1,952	(135)	(135)	72,736	65,583
Restricted assets											2,464	2,352
Prepaid program costs			215	70	9	8	90	80			1,396	1,233
Other assets											700	468
	0	0	24,820	22,227	177	177	2,103	2,032	(135)	(135)	77,296	69,636
Accumulated surplus (deficit)	(66,971)	(51,365)	(4,952)	(4,110)	7,704	5,677	7,661	6,936	(135)	(135)	(10,010)	(1,621)

1 The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

2 Debt servicing represents the financial impacts of activities related to management of the public debt.

3 Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4 Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

98	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2025

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Other[1]		Development
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation							120	114
Contributions from the federal government	699	279	1,330	1,350	1,152	1,006	321	335	224	124
Fees and licences	794	744	3,191	3,107	3	3	50	41	170	156
Miscellaneous	2,035	1,831	1,875	1,869	47	47	193	139	530	408
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies	101	182	532	499	25	27	99	242	792	512
Natural resources									2,416	3,143
Investment income	137	134	384	356	7	9	36	24	34	36
Total revenue	3,766	3,170	7,312	7,181	1,234	1,092	819	895	4,166	4,379

PROVINCE OF BRITISH COLUMBIA	99
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2025—Continued

	In Millions
					Protection of Persons
	Debt Servicing[2]		Transportation		and Property		General Government[3]		Adjustments[4]		Total
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation			601	591			48,725	45,591			49,446	46,296
Contributions from the federal government			487	470	391	640	9,703	9,530			14,307	13,734
Fees and licences			101	81	1,120	1,100	39	35			5,468	5,267
Miscellaneous			75	102	290	266	548	544	(133)	(218)	5,460	4,988
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies			24	33	1,655	1,399	2,389	2,577	(827)	(994)	4,790	4,477
Natural resources											2,416	3,143
Investment income	2,222	1,828	1	12	4		271	218	(937)	(899)	2,159	1,718
Total revenue	2,222	1,828	1,289	1,289	3,460	3,405	61,675	58,495	(1,897)	(2,111)	84,046	79,623

100	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2025—Continued

	In Millions
	Health		Education		Social Services		Other[1]		Natural Resources and Economic Development
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	16,526	14,828	13,830	13,026	779	703	356	308	1,453	1,286
Government transfers	8,887	8,468	1,749	1,578	8,397	6,938	3,184	3,306	2,875	3,465
Operating costs	12,031	11,007	2,803	2,713	1,842	1,722	288	392	1,233	1,510
Interest	118	121	49	47			40	42	25	24
Amortization	864	809	1,071	975	27	26	156	140	149	147
Other	402	363	240	265	96	79	60	181	492	340
Operating expense	38,828	35,596	19,742	18,604	11,141	9,468	4,084	4,369	6,227	6,772
Surplus (deficit) for the Fiscal Year ended March 31	(35,062)	(32,426)	(12,430)	(11,423)	(9,907)	(8,376)	(3,265)	(3,474)	(2,061)	(2,393)

PROVINCE OF BRITISH COLUMBIA	101
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2025—Continued

	In Millions
					Protection of Persons
	Debt Servicing[2]		Transportation		and Property		General Government[3]		Adjustments[4]		Total
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	$	$	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits			330	297	1,482	1,361	846	802			35,602	32,611
Government transfers			579	164	1,102	1,038	130	304	(509)	(604)	26,394	24,657
Operating costs			1,310	1,246	558	661	571	510	(7)	(7)	20,629	19,754
Interest	4,230	3,256	705	684			16	16	(938)	(898)	4,245	3,292
Amortization			712	669	41	38	156	143			3,176	2,947
Other			38	34	29	32	433	587	(443)	(484)	1,347	1,397
Operating expense	4,230	3,256	3,674	3,094	3,212	3,130	2,152	2,362	(1,897)	(1,993)	91,393	84,658
Surplus (deficit) for the Fiscal Year ended March 31	(2,008)	(1,428)	(2,385)	(1,805)	248	275	59,523	56,133	0	(118)	(7,347)	(5,035)

1The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

2Debt servicing represents the financial impacts of activities related to management of the public debt.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing,budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

102	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2025

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and	General	2025	2024
	Development[2]	Property[3]	Government[4]	Sub–Total	Sub–Total
	$	$	$	$	$
Assets
Cash and cash equivalents	235	18	51	304	298
Accounts receivable	934	338	65	1,337	1,514
Inventories	452		259	711	641
Other investments	1,500	18,246		19,746	19,583
Tangible capital assets	44,711	336	714	45,761	42,955
Other assets	6,200	349	149	6,698	5,612
Total Assets	54,032	19,287	1,238	74,557	70,603
Liabilities
Accounts payable and accrued liabilities	4,833	11,967	495	17,295	18,623
Deferred revenue	6,602	77	10	6,689	6,405
Due to Province of British Columbia	56		225	281	366
Debt due to Province of British Columbia	32,770		130	32,900	30,052
Other debt	1,328	49	292	1,669	1,734
	45,589	12,093	1,152	58,834	57,180
Equity
Investment by Province of British Columbia	46			46	46
Other comprehensive income	(67)	593	103	629	595
Unremitted earnings–end of year	8,464	6,601	(17)	15,048	12,782
	8,443	7,194	86	15,723	13,423
Total Liabilities and Equity	54,032	19,287	1,238	74,557	70,603

PROVINCE OF BRITISH COLUMBIA	103
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2025—Continued

	In Millions
	Education	Natural Resources	Transportation	2025	2024
	subsidiaries[5]	subsidiaries[6]	subsidiaries[7]	Grand Total	Grand Total
	$	$	$	$	$
Assets
Cash and cash equivalents	103	30	41	478	432
Accounts receivable	116	487	4	1,944	2,141
Inventories	39			750	686
Other investments	60	33	277	20,116	19,975
Tangible capital assets	1,000	817	131	47,709	44,736
Other assets	4	267	4	6,973	5,883
Total Assets	1,322	1,634	457	77,970	73,853
Liabilities
Accounts payable and accrued liabilities	75	14	187	17,571	18,895
Deferred revenue	48	1	22	6,760	6,500
Due to Province of British Columbia	219			500	557
Debt due to Province of British Columbia	49			32,949	30,157
Other debt	896	639	1	3,205	3,067
	1,287	654	210	60,985	59,176
Equity
Investment by Province of British Columbia	73	941	107	1,167	1,167
Other comprehensive income	(14)		(6)	609	582
Unremitted earnings–end of year	(24)	39	146	15,209	12,928
	35	980	247	16,985	14,677
Total Liabilities and Equity	1,322	1,634	457	77,970	73,853

1Self–supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and government's proportionate share of British Columbia Lottery Corporation.

5Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

7British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

104	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2025

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and	General	2025	2024
	Development[2]	Property[3]	Government[4]	Sub–Total	Sub–Total
	$	$	$	$	$
Revenue	7,568	6,822	6,520	20,910	20,309
Expense	6,918	5,169	4,131	16,218	15,952
Net earnings of self–supported Crown corporations and agencies	650	1,653	2,389	4,692	4,357
Dividends	(37)		(2,147)	(2,184)	(2,374)
Adjustments to dividends			(242)	(242)	(247)
Transfers (to) from deferred revenue				0	0
Increase(decrease) in unremitted earnings in self–supported Crown corporations and agencies	613	1,653	0	2,266	1,736
Unremitted earnings—beginning of year	7,851	4,948	(17)	12,782	10,648
Adjustments to unremitted earnings	0	398
Unremitted earnings—end of year	8,464	6,601	(17)	15,048	12,782
Accumulated other comprehensive income—beginning of year	(41)	555	81	595	527
Other comprehensive income	(26)	38	22	34	68
Accumulated other comprehensive income—end of year	(67)	593	103	629	595
Investment by Province of British Columbia	46			46	46
Equity in self–supported Crown corporations and agencies for the year	8,443	7,194	86	15,723	13,423

PROVINCE OF BRITISH COLUMBIA	105
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2025—Continued

	In Millions
	Education	Natural Resources	Transportation	2025	2024
	subsidiaries[5]	subsidiaries[6]	subsidiaries[7]	Grand Total	Grand Total
	$	$	$	$	$
Revenue	34	152	41	21,137	20,549
Expense	23	74	32	16,347	16,072
Net earnings of self–supported Crown corporations and agencies	11	78	9	4,790	4,477
Dividends	(53)	(72)		(2,309)	(2,576)
Adjustments to dividends				(242)	(247)
Transfers (to) from deferred revenue	42			42	37
Increase(decrease) in unremitted earnings in self–supported
Crown corporations and agencies	0	6	9	2,281	1,691
Unremitted earnings—beginning of year	(24)	33	137	12,928	10,839
Adjustments to unremitted earnings				0	398
Unremitted earnings—end of year	(24)	39	146	15,209	12,928
Accumulated other comprehensive income—beginning of year	(7)		(6)	582	521
Other comprehensive income	(7)			27	61
Accumulated other comprehensive income—end of year	(14)	0	(6)	609	582
Investment by Province of British Columbia	73	941	107	1,167	1,167
Equity in self–supported Crown corporations and agencies for the year	35	980	247	16,985	14,677

1Self–supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and government's proportionate share of British Columbia Lottery Corporation.

5Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

7British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

106	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2025

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2025	2024
	Improvements	Building	Infrastructure	Equipment	Software	Other[3]	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost[2]
Opening Cost	7,417	54,035	29,589	5,812	6,495	8,261	111,609	103,483
Additions	497	5,409	1,730	1,211	606	926	10,379	8,772
Disposals and valuation adjustments	(8)	(127)	(17)	(35)	(125)	(405)	(717)	(646)
	7,906	59,317	31,302	6,988	6,976	8,782	121,271	111,609
Accumulated Amortization
Opening balance	(466)	(20,490)	(13,491)	(1,886)	(4,031)	(5,662)	(46,026)	(43,665)
Amortization expense	(35)	(1,330)	(621)	(118)	(498)	(574)	(3,176)	(2,947)
Effect of disposals and valuation adjustments	3	104	14	34	112	400	667	586
	(498)	(21,716)	(14,098)	(1,970)	(4,417)	(5,836)	(48,535)	(46,026)
Net book value for the year ended March 31, 2025	7,408	37,601	17,204	5,018	2,559	2,946	72,736
Net book value for the year ended March 31, 2024	6,951	33,545	16,098	3,926	2,464	2,599		65,583

1This statement includes assets that are held on capital leases at March 31, 2025 at a gross value of $406 million less accumulated amortization of $(160) million for a net book value totalling $246 million (2024: gross value of $401 million less accumulated amortization of $(144) million for a net book value of $257 million) comprised of: heavy equipment gross $2 million less accumulated amortization $(1) million for a net book value of $1 million (2024: gross $1 million less accumulated amortization $(1) million for a net book value of nil); computer hardware/software gross $74 million less accumulated amortization $(51) million for a net book value of $23 million (2024: gross $72 million less accumulated amortization $(46) million for a net book value of $26 million); buildings gross $322 million less accumulated amortization $(102) million for a net book value of $220 million (2024: gross $321 million less accumulated amortization $(92) million for a net book value $229 million); and other assets gross $8 million less accumulated amortization $(6) million for a net book value of $2 million (2024: gross $7 million less accumulated amortization $(5) million for a net book value of $2 million).

2Historical cost includes work–in–progress at March 31, 2025 totalling $15,228 million (2024: $10,947 million) comprised of: buildings $8,704 million (2024: $6,748 million); land improvements $103 million (2024: $102 million); highway infrastructure $2,513 million (2024: $1,672 million); transportation equipment $2,680 million (2024: $1,518 million); computer hardware/software $851 million (2024: $660 million); and specialized equipment $377 million (2024: $247 million). Work–in–progress is not amortized. Work–in–progress includes capitalized interest expense at March 31, 2025 totalling $111 million (2024: $78 million).

3"Other" at net book value includes office furniture and equipment $1,065 million (2024: $947 million), vehicles $153 million (2024: $129 million), machinery $1,552 million (2024: $1,345 million) and miscellaneous $176 million (2024: $178 million).

PROVINCE OF BRITISH COLUMBIA	107
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2025

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2025		2024
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer–supported Guaranteed Debt
General government:
Homeowner Protection Act loan guarantees[2]			375
Subtotal, general government	0	0	375	0
Natural resources and economic development:
Financial Administration Act:
Feeder's Association Loan Guarantee	10	6	13	5
Subtotal, natural resources and economic development	10	6	13	5
Total taxpayer–supported guaranteed debt	10	6	388	5

Self–supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures[3]			10	10
Total self–supported guaranteed debt	0	0	10	10

Grand total, all guaranteed debt	10	6	398	15
Provision for probable payout		(1)		(1)
Net total, all guaranteed debt	10	5	398	14

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canada Mortgage and Housing Corporation for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure. During the fiscal year, this program concluded.

3The government has unconditionally guaranteed the payment of principal and interest of debentures issued to the Canada Pension Plan Investment Fund. During the fiscal year, these debentures matured.

108	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

Supplementary Statement to the

Summary Financial Statements

Schedule of Investments

as at March 31, 2025

This schedule of investments includes temporary investments, other investments, sinking funds and restricted assets.

	In Millions
		Fair value	Fair value	Fair value
	Cost	level 1	level 2	level 3	Pensions[1]	2025	2024
	$	$	$	$	$	$	$
Pooled investment portfolios	125	2,856	581	1,472	146	5,180	4,733
Equity investments	32	1,276	29	21		1,358	1,306
Provincial government bonds		579	4			583	503
Municipal, corporate and other bonds		144	7			151	198
Government of Canada bonds	49	2	6			57	12
Miscellaneous[2]	631	235	127	116	171	1,280	1,119
Total	837	5,092	754	1,609	317	8,609	7,871

1Pension investments included in the financial statements of certain post–secondary institutions.

2Miscellaneous consists of other pooled funds and alternative investments.

The following table reconciles the changes in fair value of financial instruments classified as Level 3 during the year:

	In Millions
	2025	2024
	$	$
Balance–beginning of year	1,376	1,239
Unrealized gains	125	10
Purchases	269	288
Dispositions	(176)	(161)
Reclassifications	15
Balance–end of year	1,609	1,376

Supplementary Information (Unaudited) The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes: a) the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province's annual surplus (deficit); and b) the Consolidated Staff Utilization. The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2024/25

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PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	111

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2025

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)
BC Family Maintenance Agency Ltd.	22	(22)
BC Financial Services Authority	77	(82)	(5)			(5)
BC Games Society	3	(4)	(1)			(1)
BC Health Care Occupational Health and Safety Society	7	(6)	1			1
BC Infrastructure Benefits Inc.	273	(273)
BCNET	28	(28)		4		4
B.C. Pavilion Corporation	205	(201)	4	16		20
BC Transportation Financing Authority	650	(1,817)	(1,167)	151		(1,016)
British Columbia Assessment Authority	127	(126)	1			1
British Columbia Energy Regulator	101	(124)	(23)			(23)
British Columbia Housing Management Commission	2,590	(2,508)	82	281		363
British Columbia Public School Employers' Association	11	(12)	(1)			(1)
British Columbia Securities Commission	81	(83)	(2)			(2)
British Columbia Transit	473	(477)	(4)	27		23
Canadian Blood Services	252	(247)	5	(4)		1
Columbia Basin Trust	22	(90)	(68)	1	72	5
Community Living British Columbia	1,726	(1,726)		7		7
Community Social Services Employers' Association of British Columbia	6	(6)		1		1
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers' Association
Destination BC Corp.	60	(60)
First Peoples' Heritage, Language and Culture Council	39	(39)		(2)		(2)
Forest Enhancement Society of BC	59	(59)		(35)		(35)
Forestry Innovation Investment Ltd.	21	(21)

112	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1
for the Fiscal Year Ended March 31, 2025—Continued

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations) —Continued
Health Employers Association of British Columbia	68	(68)		(10)		(10)
InBC Investment Corp.	11	(9)	2			2
Infrastructure BC Inc.	14	(14)
Innovate BC	28	(28)
Knowledge Network Corporation	20	(14)	6			6
Legal Services Society	164	(164)
Nechako–Kitamaat Development Fund Society	1	(1)
Organized Crime Agency of British Columbia Society	32	(32)		1		1
Post–Secondary Employers' Association	6	(6)
SkilledTradesBC	118	(118)
The British Columbia Council for International Education	2	(2)
The Royal British Columbia Museum Corporation	41	(36)	5	81		86
Taxpayer–supported Crown corporations and agencies	7,339	(8,504)	(1,165)	519	72	(574)

SUCH Sector
School Districts	9,457	(9,269)	188	535		723
Universities	7,246	(6,977)	269	363	53	685
Colleges and Institutes	1,930	(1,911)	19	199		218
Health Authorities	29,416	(29,490)	(74)	1,361		1,287
Hospital Societies	1,675	(1,676)	(1)	578		577
SUCH sector	49,724	(49,323)	401	3,036	53	3,490
Net impact of taxpayer–supported Crown corporations, agencies and SUCH sector	57,063	(57,827)	(764)	3,555	125	2,916

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	113

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2025—Continued

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Self–supported (Government Enterprises)
British Columbia Hydro and Power Authority	7,478	(6,891)	587		(3)	584
British Columbia Liquor Distribution Branch	3,917	(2,823)	1,094		(1,094)
British Columbia Lottery Corporation	2,603	(1,308)	1,295		(1,295)
Columbia Power Corporation	90	(27)	63		(34)	29
Insurance Corporation of British Columbia	6,822	(5,169)	1,653			1,653
Sub–total	20,910	(16,218)	4,692	0	(2,426)	2,266
British Columbia Railway Company[3]	41	(32)	9			9
Columbia Basin Trust joint ventures[4]	152	(74)	78		(72)	6
Great Northern Way Campus Trust[5]	11	(7)	4		(1)	3
Heritage Realty Properties Ltd[6]	4	(4)
SFU Community Trust					(3)	(3)
UBC Properties Investments Ltd.	7	(1)	6		(49)	(43)
Vancouver Island Technology Park Trust[6]	7	(6)	1			1
Miscellaneous	5	(5)
Sub–total	227	(129)	98	0	(125)	(27)
Net impact of self–supported Crown corporations and agencies	21,137	(16,347)	4,790	0	(2,551)	2,239

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3Subsidiary of BC Transportation Financing Authority.

4Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

5Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

6Subsidiaries of the University of Victoria.

114	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

SUCH 1 Statement of Financial Position
as at March 31, 2025

(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2025 Total	2024 Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	2,839	1,141	663	1,977	6,620	6,736
Temporary investments		150	20	121	291	177
Accounts receivable	611	183	46	134	974	1,100
Inventories for resale	64	13	12		89	129
Due from Crown corporations, agencies and trust funds	949	53	23	30	1,055	1,081
Due from other governments	79	56	8	2	145	102
Due from self–supported Crown corporations and agencies		201	17		218	190
Equity in self–supported Crown corporations and agencies		28		3	31	39
Loans, advances and mortgages receivable	637	140	1		778	823
Other investments	7	3,866	198	107	4,178	3,803
Sinking fund investments		64	10		74	64
Financial assets before accounting adjustments	5,186	5,895	998	2,374	14,453	14,244
Policy accounting adjustments	(99)	(4)	(4)	26	(81)	(20)
Financial assets	5,087	5,891	994	2,400	14,372	14,224

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	115

SUCH 1 Statement of Financial Position
as at March 31, 2025—Continued
(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2025 Total	2024 Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	3,340	809	277	1,315	5,741	5,481
Employee future benefits	1,908	422	110	278	2,718	2,542
Due to other governments	46	35	18	33	132	162
Due to Crown corporations, agencies and trust funds	81	11	2	3	97	75
Deferred revenue	14,812	9,064	2,162	9,210	35,248	31,530
Taxpayer–supported debt	2,332	913	109	20	3,374	3,347
Liabilities before accounting adjustments	22,519	11,254	2,678	10,859	47,310	43,137
Policy accounting adjustments	(10,763)	(3,716)	(1,679)	(8,557)	(24,715)	(21,564)
Liabilities	11,756	7,538	999	2,302	22,595	21,573
Net liabilities	(6,669)	(1,647)	(5)	98	(8,223)	(7,349)
Non–financial Assets
Tangible capital assets	16,092	9,208	2,197	11,412	38,909	34,858
Restricted assets	5	2,356	64	3	2,428	2,322
Prepaid program costs	417	121	20	26	584	511
Other assets	621			3	624	367
Non–financial assets before accounting adjustments	17,135	11,685	2,281	11,444	42,545	38,058
Policy accounting adjustments	(21)	(6)	(6)	(4)	(37)	24
Non–financial assets	17,114	11,679	2,275	11,440	42,508	38,082
Accumulated surplus (deficit)	10,445	10,032	2,270	11,538	34,285	30,733

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

116	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

SUCH 1 Statement of Operations

for the Fiscal Year Ended March 31, 2025

(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2025 Total	2024 Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	45	662	30	29	766	731
Fees and licences	631	2,207	708	261	3,807	3,683
Contributions from the provincial government/Crown corporations and agencies	27,397	2,838	999	8,658	39,892	36,190
Miscellaneous	874	1,285	149	440	2,748	2,728
Investment income	101	264	44	69	478	452
Total revenue	29,048	7,256	1,930	9,457	47,691	43,784

Expense
Salaries and benefits	16,156	4,633	1,357	7,689	29,835	27,307
Government transfers		407	33		440	372
Operating costs	11,602	1,277	352	1,124	14,355	13,127
Interest	118	43	4	1	166	167
Amortization	834	477	126	448	1,885	1,744
Other	413	140	39	7	599	635
Total operating expense	29,123	6,977	1,911	9,269	47,280	43,352
Surplus (deficit) for the year before accounting adjustments	(75)	279	19	188	411	432
Policy accounting adjustments	1,939	363	200	535	3,037	2,584
Surplus (deficit) for the year	1,864	642	219	723	3,448	3,016

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	117

Summary Financial Statements

Consolidated Staff Utilization1

for the Fiscal Year Ended March 31, 2025

(Unaudited)

				Variance
				2024/25	2024/25
	2024/25	2024/25	2023/24	Actual	vs
	Budget	Actual	Actual	To Budget	2023/24
Consolidated Revenue Fund[2]	37,300	39,036	37,008	1,736	2,028
Taxpayer–supported Crown corporations and agencies[3]	9,172	9,575	8,666	403	909
Total staff utilization	46,472	48,611	45,674	2,139	2,937

The table above provides a summary of full–time equivalent (FTE) employment.

1Staff utilization is the full–time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer–supported entities within the Summary Financial Statements. The figures do not include the SUCH entities or the self–supported Crown corporations and agencies.

2See the unaudited Consolidated Revenue Fund schedules at http://gov.bc.ca/publicaccounts for details outside these financial statements.

3See Financial Statements of Government Organizations and Enterprises at http://gov.bc.ca/financepublications for details outside these financial statements.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

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Consolidated Revenue Fund Extracts (Unaudited) The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund. The purpose of this information is to reflect management accountability including appropriation control. The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2024/25

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PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	121

Consolidated Revenue Fund1
Statement of Financial Position
as at March 31, 2025
(Unaudited)

	In Millions
	2025	2024
	$	$
Financial Assets
Cash and cash equivalents	7,348	2,005
Accounts receivable	7,230	6,925
Inventories for resale	104	97
Due from other governments	2,719	2,369
Due from Crown corporations and agencies	1,292	1,063
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	3,534	3,137
Other investments	372	359
Derivative financial instruments	1,209	698
Loans for purchase of assets, recoverable from agencies	59,102	53,165
	83,504	70,412
Liabilities
Accounts payable and accrued liabilities	9,204	8,903
Employee future benefits	954	957
Due to other governments	701	1,355
Due to Crown corporations, agencies and trust funds	4,787	5,667
Deferred revenue	1,234	1,339
Taxpayer–supported debt	97,502	72,106
Self–supported debt	33,332	30,646
Derivative financial instruments	1,317	1,237
	149,031	122,210
Net assets (liabilities)	(65,527)	(51,798)

Non–financial Assets
Tangible capital assets	3,907	3,805
Prepaid program costs	455	519
	4,362	4,324
Accumulated operating result	(61,165)	(47,474)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

122	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Consolidated Revenue Fund1
Statement of Operations
for the Fiscal Year Ended March 31, 2025
(Unaudited)

	In Millions
	2025		2024
	Estimates[2]	Actual	Actual
	$	$	$
Revenue
Taxation	48,371	48,493	45,408
Contributions from the federal government	10,708	10,046	10,138
Other revenue	1,699	2,313	2,075
Dividends	2,201	2,182	2,374
Natural resources	2,610	1,833	2,463
	65,589	64,867	62,458
Expense
Health	37,048	37,177	34,176
Education	14,436	14,147	13,018
Social services	9,340	9,932	8,406
Other	6,718	3,514	3,445
Natural resources and economic development	3,994	4,718	5,405
Interest[3]	1,944	2,314	1,556
Transportation	1,100	1,425	1,035
Protection of persons and property	2,172	2,652	2,672
General government	1,735	1,490	1,824
	78,487	77,369	71,537
Operating result for the year	(12,898)	(12,502)	(9,079)

Accumulated operating result—beginning of year		(46,855)	(37,776)
		(59,357)	(46,855)
Net remeasurement gains (losses)		(1,808)	(619)
Accumulated operating result—end of year		(61,165)	(47,474)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

2 The estimated amount consists of the Main Estimates presented to the Legislative Assembly on February 22, 2024. It does not include other authorizations granted under statutory authority of $2,343 million (2024: $3,344 million).

3 Interest expense does not include the following: interest of $1,912 million (2024: $1,694 million) on cost of borrowing for relending to government bodies; and interest of $3 million (2024: $6 million) funded by sinking fund earnings. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	123

Consolidated Revenue Fund1
Statement of Remeasurement Gains and Losses
for the Fiscal Year Ended March 31, 2025
(Unaudited)

	In Millions
	2025	2024
	$	$
Accumulated remeasurement gains (losses)—beginning of year:
Foreign exchange	(395)	(370)
Derivatives	(208)	20
Portfolio investments	(16)	(6)
Total accumulated remeasurement gains (losses)—beginning of year	(619)	(356)
Changes in unrealized gains (losses) attributable to:
Foreign exchange	(1,663)	4
Derivatives	460	(257)
Portfolio investments	14	(10)
Total changes in unrealized gains (losses)	(1,189)	(263)
Amounts reclassified to the statement of operations:
Foreign exchange	(4)	(29)
Derivatives	4	29
Total reclassified to the statement of operations	0	0
Total remeasurement gains (losses) attributable to:
Foreign exchange	(2,062)	(395)
Derivatives	256	(208)
Portfolio investments	(2)	(16)
Accumulated remeasurement gains (losses)—end of year	(1,808)	(619)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

124	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

General Fund
Statement of Financial Position
as at March 31, 2025
(Unaudited)

	In Millions
	2025	2024
	$	$
Financial Assets
Cash and cash equivalents	6,727	1,414
Accounts receivable	7,230	6,925
Inventories for resale	104	97
Due from other governments	2,719	2,369
Due from Crown corporations and agencies	1,292	1,063
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	3,534	3,137
Other investments	372	359
Derivative financial instruments	1,209	698
Loans for purchase of assets, recoverable from agencies	59,102	53,165
	82,883	69,821
Liabilities
Accounts payable and accrued liabilities	9,204	8,903
Employee future benefits	954	957
Due to other governments	701	1,355
Due to Crown corporations, agencies and trust funds	4,787	5,667
Deferred revenue	1,234	1,339
Taxpayer–supported debt	97,502	72,106
Self–supported debt	33,332	30,646
Derivative financial instruments	1,317	1,237
	149,031	122,210
Net assets (liabilities)	(66,148)	(52,389)

Non–financial Assets
Tangible capital assets	3,907	3,805
Prepaid program costs	455	519
	4,362	4,324
Accumulated operating result	(61,786)	(48,065)

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	125

General Fund
Statement of Operations
for the Fiscal Year Ended March 31, 2025
(Unaudited)

	In Millions
	2025		2024
	Estimates	Actual	Actual
	$	$	$
Revenue
Taxation	48,371	48,493	45,408
Contributions from the federal government	10,708	10,046	10,138
Other revenue	1,668	2,283	2,044
Dividends	2,201	2,182	2,374
Natural resources	2,610	1,833	2,463
	65,558	64,837	62,427
Expense
Health	37,048	37,177	34,176
Education	14,436	14,147	13,018
Social services	9,340	9,932	8,406
Other	6,718	3,514	3,445
Natural resources and economic development	3,994	4,718	5,405
Interest	1,944	2,314	1,556
Transportation	1,100	1,425	1,035
Protection of persons and property	2,172	2,652	2,672
General government	1,735	1,490	1,824
	78,487	77,369	71,537
Operating result for the year	(12,929)	(12,532)	(9,110)

Accumulated operating result—beginning of year		(47,446)	(38,336)
		(59,978)	(47,446)
Net remeasurement gains (losses)		(1,808)	(619)
Accumulated operating result—end of year		(61,786)	(48,065)

126	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

BC Prosperity Fund
Statement of Financial Position
as at March 31, 2025
(Unaudited)

	In Millions
	2025	2024
	$	$
Financial Assets
Cash and cash equivalents	621	591
	621	591
Accumulated operating result	621	591

BC Prosperity Fund
Statement of Operations
for the Fiscal Year Ended March 31, 2025
(Unaudited)

	In Millions
	2025		2024
	Estimates	Actual	Actual
	$	$	$
Revenue
Other revenue	31	30	31
	31	30	31
Operating result for the year	31	30	31

Accumulated operating result—beginning of year		591	560
Accumulated operating result—end of year		621	591

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	127

Consolidated Revenue Fund
Statement of Cash Flow
for the Fiscal Year Ended March 31, 2025
(Unaudited)

	In Millions
	2025			2024
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			(12,502)	(9,079)
Non–cash items included in surplus (deficit):			352	337
Amortization of tangible capital assets			84	24
Amortization of public debt deferred revenue and deferred charges			55	60
Concessionary loan adjustments increase				(1)
(Gain) on sale of tangible capital assets			52	30
Valuation adjustments			(310)	(616)
Accounts receivable (increase)			(350)	(1,194)
Due from other governments (increase)			(229)	(148)
Due from self–supported Crown corporations and agencies (increase)			301	(2,119)
Accounts payable increase (decrease)
Employee future benefits (decrease) increase			(3)	64
Due to other governments (decrease)			(654)	(1,605)
Due to Crown corporations, agencies and funds (decrease) increase			(880)	54
Deferred revenue and items applicable to future operations (decrease)			(279)	(226)
Cash (used for) operations			(14,363)	(14,419)

Capital Transactions
Tangible capital assets dispositions (acquisitions)	3	(468)	(465)	(526)
Cash (used for) capital	3	(468)	(465)	(526)

Investment Transactions
Loans, advances and mortgages receivable issues	372	(860)	(488)	(481)
Other investments—net increase	4	(7)	(3)	(7)
Cash (used for) investments	376	(867)	(491)	(488)
Total cash (requirement)			(15,319)	(15,433)

128	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Consolidated Revenue Fund
Statement of Cash Flow
for the Fiscal Year Ended March 31, 2025—Continued
(Unaudited)

	In Millions
	2025			2024
	Receipts	Disbursements	Net	Net
	$	$	$	$
Total cash (requirement) carried forward from previous page			(15,319)	(15,433)

Financing Transactions[1]
Public debt increase	61,255	(35,102)	26,153	18,178
(Used for) purchase of assets, recoverable from agencies	18,444	(23,935)	(5,491)	(5,452)
Cash derived from financing	79,699	(59,037)	20,662	12,726
Increase (decrease) in cash and cash equivalents			5,343	(2,707)
Cash and cash equivalents—beginning of year			2,005	4,712
Cash and cash equivalents—end of year			7,348	2,005

Cash and cash equivalents are made up of:
Cash			7,009	1,667
Cash equivalents			339	338
			7,348	2,005

1 Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	129

Consolidated Revenue Fund
Schedule of Net Revenue by Source
for the Fiscal Year Ended March 31, 2025
(Unaudited)

	In Millions
	2025		2024
	Estimates	Actual	Actual
	$	$	$
Taxation Revenue[1]
Personal income	16,638	17,026	16,443
Provincial sales	10,754	10,355	10,321
Corporate income	8,236	8,262	6,085
Property	3,538	3,574	3,377
Employer health	2,803	3,056	2,886
Carbon	2,565	2,604	2,642
Property transfer	2,055	2,005	1,993
Fuel	541	531	513
Tobacco	510	412	477
Other	835	900	853
Tax Targeting Home Flipping Activity	11
Commissions on collection of public funds	(34)	(80)	(81)
Valuation adjustments	(81)	(152)	(101)
Total taxation revenue	48,371	48,493	45,408
Contributions from the Federal Government
Canada health and social transfers	9,475	9,541	9,391
Other contributions	1,233	505	747
Total contributions from the federal government	10,708	10,046	10,138
Other Revenue
Motor vehicle licences and permits	628	640	631
Other fees and licences	564	649	624
Investment earnings	143	603	373
Miscellaneous	383	480	497
Asset dispositions	19		1
Commissions on collection of public funds	(8)	(8)	(7)
Valuation adjustments	(30)	(51)	(44)
Total other revenue	1,699	2,313	2,075

130	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2025—Continued

(Unaudited)

	In Millions
	2025		2024
	Estimated	Actual	Actual
	$	$	$
Dividends
Self–supported Crown corporations
British Columbia Lottery Corporation	1,082	1,054	1,182
British Columbia Liquor Distribution Branch	1,075	1,094	1,148
Columbia Power Corporation	44	34	44
Total dividends	2,201	2,182	2,374
Natural Resource Revenue[2]
Petroleum, natural gas and minerals	1,265	924	1,159
Forests	502	328	481
Water and other	852	634	847
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(8)	(52)	(23)
Total natural resource revenue	2,610	1,833	2,463
Net Consolidated Revenue Fund Revenue	65,589	64,867	62,458

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities[3]
Ministry of Energy and Climate Solutions
British Columbia Energy Regulator	(54)	(53)	(50)
Ministry of Finance
British Columbia Transit	(18)	(17)	(18)
BC Transportation Financing Authority	(469)	(438)	(460)
Cowichan Tribes	(4)	(4)	(4)
Municipalities or Eligible Entities	(165)	(174)	(165)
Rural Areas	(450)	(555)	(504)
South Coast British Columbia Transportation Authority	(418)	(362)	(412)
Ministry of Indigenous Relations and Reconciliation
British Columbia First Nations Gaming Revenue Sharing Limited Partnership	(100)	(100)	(107)
Ministry of Water, Land and Resource Stewardship
Habitat Conservation Trust	(7)	(7)	(7)
Total	(1,685)	(1,710)	(1,727)

1Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $160 million (2024: $176 million) and corporate income tax were $221 million (2024: $174 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $190 million (2024: $191 million) for the BC Tax Reduction.

Property tax revenue was recorded net of home owner grants of $914 million (2024: $903 million)

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $278 million (2024: $429 million). Natural resource revenue includes mining taxes of $256 million (2024: $497 million) and logging taxes of nil (2024: $12 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $1,914 million (2024: $2,029 million), road credits of $13 million (2024: $11 million) and summer drilling credits of $3 million (2024: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	131

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2025

(Unaudited)

	In Thousands
		Other
	Estimates	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislative Assembly	129,660		129,660	121,982
Officers of the Legislature	178,556	1,661	180,217	173,722
Office of the Premier	16,754	623	17,377	16,089
Agriculture and Food	130,136	203,041	333,177	327,802
Attorney General	876,923	61,142	938,065	874,201
Children and Family Development	2,121,197	309,382	2,430,579	2,429,733
Citizens' Services	705,277	55,729	761,006	758,067
Education and Child Care	9,615,382	180,725	9,796,107	9,792,827
Emergency Management and Climate Readiness	115,467	320,203	435,670	435,148
Energy and Climate Solutions	141,254	421,794	563,048	557,723
Environment and Parks	244,251	27,141	271,392	269,797
Finance	1,670,230	1,068,839	2,739,069	2,656,294
Forests	850,670	583,157	1,433,827	1,400,110
Health	32,857,312	675,327	33,532,639	33,430,103
Housing and Municipal Affairs	1,046,139	696,216	1,742,355	1,741,843
Indigenous Relations and Reconciliation	160,096	139,142	299,238	297,800
Infrastructure		47,177	47,177	45,467
Jobs, Economic Development and Innovation	115,778	104,429	220,207	219,245
Labour	25,407	15,861	41,268	41,257
Mental Health and Addictions	40,749	(40,749)
Mining and Critical Minerals		70,022	70,022	70,022
Municipal Affairs	288,305	(288,305)
Post–Secondary Education and Future Skills	3,371,043	148,543	3,519,586	3,518,773
Public Safety and Solicitor General	1,083,653	90,399	1,174,052	1,172,739
Social Development and Poverty Reduction	5,175,972		5,175,972	5,175,744
Tourism, Arts, Culture and Sport	186,419	45,123	231,542	230,815
Transportation and Transit	1,135,439	329,674	1,465,113	1,458,854
Water, Land and Resource Stewardship	214,267	134,269	348,536	347,621
Management of Public Funds and Debt	1,944,474	366,701	2,311,175	2,313,905
Contingencies (All Ministries) and New Programs[1]	3,885,000	(3,424,439)	460,561	1,495
Capital Funding	6,665,197		6,665,197	4,438,464
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Tax Transfers	3,492,000		3,492,000	3,047,134
Forest Practices Board	3,991	158	4,149	4,149
Total expense	78,487,000	2,342,985	80,829,985	77,368,925

132	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2025—Continued

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations
Voted expense	76,833,374	1,180,878	78,014,252	74,643,497
Statutory
Various Acts	81,000	238,016	319,016	296,845
Special Accounts	1,683,019	1,036,091	2,719,110	2,648,243
Inter–account transfers	(110,393)	(112,000)	(222,393)	(219,660)
Total expense by appropriation 2024/25	78,487,000	2,342,985	80,829,985	77,368,925
Total expense by appropriation 2023/24	70,107,000	3,343,574	73,450,574	71,537,270

1The budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	133

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2025

(Unaudited)

	In Thousands
	Estimated	Other Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		328,049	328,049	328,049
Legislative Assembly	14,207		14,207	11,758
Officers of the Legislature	1,518		1,518	688
Office of the Premier	3		3	1
Agriculture and Food	853	1,534	2,387	2,387
Attorney General	10,117		10,117	8,786
Children and Family Development	2,230	75	2,305	2,305
Citizens' Services	394,155	(54,349)	339,806	268,095
Education and Child Care	3		3
Emergency Management and Climate Readiness	548		548	371
Energy and Climate Solutions	64,146	(545)	63,601	58,253
Environment and Parks	45,086	4,273	49,359	49,031
Finance	2,410,490	125,027	2,535,517	2,423,769
Forests	231,560		231,560	160,725
Health	30	10,976	11,006	11,006
Housing and Municipal Affairs	3	4,835	4,838	3,884
Indigenous Relations and Reconciliation	143,870		143,870	127,817
Infrastructure		54,352	54,352
Jobs, Economic Development and Innovation	3		3
Labour	3		3	1
Mental Health and Addictions	3	(3)
Mining and Critical Minerals		545	545	190
Municipal Affairs	4,835	(4,835)
Post–Secondary Education and Future Skills	504		504
Public Safety and Solicitor General	2,997	584	3,581	3,581
Social Development and Poverty Reduction	2,124		2,124	1,549
Tourism, Arts, Culture and Sport	603		603	479
Transportation and Transit	3,473	2,156	5,629	5,629
Water, Land and Resource Stewardship	12,885	250	13,135	7,087
Contingencies (All Ministries) and New Programs	100,000	(17,951)	82,049
Total financing transaction disbursements	3,446,249	454,973	3,901,222	3,475,441

Summary of Appropriations
Loans, investments and other requirements	1,055,005	339,974	1,394,979	1,297,414
Revenue collected for, and transferred to, other entities	1,684,200	114,999	1,799,199	1,710,469
Capital expenditures	707,044		707,044	467,558
Total financing transactions by appropriation	3,446,249	454,973	3,901,222	3,475,441

134	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Consolidated Revenue Fund

Schedule of Write–offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2025

(Unaudited)

	In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Legislative Assembly	1
Ministry of Citizens' Services	5
Ministry of Finance	83	13	3
Ministry of Forests		22
Ministry of Health	4
Ministry of Post–Secondary Education and Future Skills		5
Ministry of Social Development and Poverty Reduction	3	5
Total 2024/25	96	45	3

Total 2023/24	86	23	2

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write–off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt Summary (Unaudited) The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers. The accounting policies applied to this unaudited information are different, in some cases, from the Budget Transparency and Accountability Act (BTAA); which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA, and that are followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt; calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line–by–line basis; and do not include adjustments made to convert debt denominated in foreign currency to the exchange rate as at the fiscal year–end.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

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PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	137

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer–supported debt; and (2) self–supported debt.

Taxpayer–supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer–supported Crown corporation.

Self–supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2025 was $133,877 million, which consists of $135,234 million in the Summary Financial Statements and excludes the unrealized foreign exchange loss of $2,434 million of hedged foreign denominated debt translated to the March 31, 2025 exchange rates, in addition to $1,633 million of debt included as part of equity in self–supported Crown corporations and agencies and $6 million of guaranteed debt less $562 million of sinking fund investments.

138	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Provincial Debt

as at March 31, 2025

(Unaudited)

The accumulated provincial net debt of $133,877 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowings have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2025, taxpayer–supported net debt totalled $99,089 million including government capital ($45,539 million), BC Transportation Financing Authority ($24,078 million), government operating ($24,516 million), health authorities and hospital societies ($2,333 million), social housing ($1,237 million), post–secondary institutions ($976 million) and other debt ($410 million). Other debt is comprised mainly of debt related to BC Pavilion Corporation, British Columbia Transit, InBC Investment Corp., and school districts.

At March 31, 2025, self–supported debt totalled $34,788 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($31,890 million), Columbia Basin power projects ($1,227 million), commercial subsidiaries of certain post–secondary institutions ($896 million), Columbia Power Corporation ($259 million), British Columbia Liquor Distribution Branch ($233 million), British Columbia Lottery Corporation ($189 million), and debt of other government business enterprises ($94 million). Debt of other government business enterprises is debt related to Columbia Basin Trust's share of real estate investment joint ventures, and the Insurance Corporation of British Columbia.

Chart 1 – Provincial debt as at March 31, 2025

In Millions/Percent of Total

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	139

Change in Provincial Debt1

(Unaudited)

Provincial debt increased by $26,415 million in 2024/25 when compared to the prior year. This includes an increase in taxpayer–supported debt of $23,687 million and an increase in self–supported debt of $2,728 million. There was no Warehouse Program debt at fiscal year–end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2025.

Taxpayer–supported Debt—Increased by $23,687 million due to $15,787 million for government operating requirements, $4,957 million to fund government capital requirements, $2,792 million for BC Transportation Financing Authority, $57 million for InBC Investment Corporation, $55 million for social housing, $79 million for post–secondary institutions, $14 million net increase for other entities, partially offset by a $54 million decrease for health authorities and hospital societies.

Self–supported Debt—Increased by $2,728 million due to new capital financing requirements of $2,539 million for British Columbia Hydro and Power Authority, and $214 million for post–secondary institutions' subsidiaries, offset by a $25 million decrease for other commercial crown corporations.

Chart 2 – Change in provincial debt for the year ended March 31, 2025

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

140	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Reconciliation of Summary Financial Statements' Deficit (Surplus)

to Change in Taxpayer–supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2025

(Unaudited)

	In Millions
	2025	2024
	$	$
Deficit (surplus) for the year	7,347	5,035
Taxpayer–supported debt decreased by:
Non–cash expenses included in deficit (surplus)	(3,589)	(3,340)
Foreign exchange adjustments	(1,822)	(20)
	(5,411)	(3,360)
Taxpayer–supported debt increased by:
Tangible capital asset net acquisitions	10,350	8,693
Accounts receivable, accounts payable and other working capital net changes	8,177	2,599
Self–supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	2,453	1,644
Net increases in loans, advances and investments	771	903
	21,751	13,839
Net increase in taxpayer–supported debt	23,687	15,514
Taxpayer–supported debt—beginning of year	75,402	59,888
Taxpayer–supported debt—end of year	99,089	75,402
Self–supported debt	34,788	32,060
Total debt[1]	133,877	107,462

Reconciliation of Total Debt to Summary Financial Statements' Debt

as at March 31, 2025

(Unaudited)

	In Millions
	2025	2024
	$	$
Total debt	133,877	107,462
Debt included as part of equity in self–supported Crown corporations and agencies	(1,633)	(1,461)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(6)	(15)
Sinking fund investments	562	491
Foreign exchange adjustments	2,434	494
Summary Financial Statements' debt	135,234	106,971

Comprised of:
Taxpayer–supported debt	101,529	76,002
Self–supported debt	33,705	30,969
Summary Financial Statements' debt	135,234	106,971

1See Summary of Provincial Debt, page 147.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	141

Change in Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt increased by $26,415 million compared to a budgeted increase of $15,805 million resulting in a $10,610 million increase from the budget. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer–supported debt increased by $23,687 million compared to a budgeted increase of $13,237 million. The $10,450 million increase from budget reflects the lower than forecasted borrowing for BC Transportation Financing Authority ($1,988 million), government capital ($900 million), social housing ($635 million), and other taxpayer–supported entities ($268 million) such as post–secondary institutions, school districts, and British Columbia Transit. These decreases were offset by higher than forecasted borrowing for government operating requirements ($14,241 million).

Self–supported debt increased by $2,728 million compared to a budgeted increase of $2,568 million. The $160 million increase from budget is due to higher than forecasted borrowing for commercial subsidiaries of certain post–secondary institutions ($179 million), British Columbia Lottery Corporation ($43 million) and British Columbia Hydro and Power Authority ($10 million). These increases were partially offset by lower than forecasted borrowing for other self–supporting entities, primarily the British Columbia Liquor Distribution Branch ($54 million), Columbia Basin Power Projects ($14 million), and the Insurance Corporation of British Columbia ($4 million).

Chart 3 – Change in provincial debt, comparison to budget for the year ended March 31, 2025

142	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Interprovincial Comparison of Taxpayer–supported Debt

as a Percentage of Gross Domestic Product

(Unaudited)

Chart 4 below shows the ratio of each province's taxpayer–supported debt as a percentage of their gross domestic product (GDP). The ratio of a province's taxpayer–supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province's investment quality. According to the most recent data published by Moody's Investors Service Inc., British Columbia's taxpayer–supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 – Interprovincial comparison of taxpayer–supported debt as a percentage of GDP

Percent of GDP at March 31

Source: Moody's Investors Service Inc. as at May 28, 2025

British Columbia's result as per Ministry of Finance's actuals; Moody's Investors Service Inc. result for British Columbia as at March 31, 2024 was 25.2%.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	143

Interprovincial Comparison of Taxpayer–supported Debt

Service Costs as a Percentage of Revenue

(Unaudited)

Chart 5 shows the ratio (interest bite) of each province's taxpayer–supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer–supported debt service costs. According to the most recent data published by Moody's Investors Service Inc., British Columbia has one of the lowest taxpayer–supported debt service costs as a percentage of revenue of all provinces.

Chart 5 – Interprovincial comparison of taxpayer–supported debt service costs as a percentage of revenue

Percent of revenue at March 31

Source: Moody's Investors Service Inc. as at May 28, 2025

British Columbia's result as per Ministry of Finance's actuals; Moody's Investors Service Inc. result for British Columbia as at March 31, 2024 was 3.1%.

Moody's Investors Service Inc. definition of taxpayer–supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer–supported debt. The definition used by Moody's is the closest to that employed by the ministry, however there are small differences. The value of presenting Moody's debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province's relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province's debt position. The website is available online at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

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Independent Auditor's Report

To the Minister of Finance, Province of British Columbia

Opinion

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia (“government”), which comprise the summary of provincial debt as at March 31, 2025, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies and other explanatory information.

In my opinion, the summary of provincial debt as at March 31, 2025, the key indicators of provincial debt and the summary of performance measures for the year then ended are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

Basis for Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Debt-Related Statements section of my report. I am independent of government in accordance with the ethical requirements that are relevant to my audit of the debt-related statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Emphasis of Matter – Basis of Accounting

I draw attention to the notes to the debt-related statements, which describe the basis of accounting. Through the debt-related statements, government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2025. As a result, the debt-related statements may not be suitable for another purpose. My opinion is not modified in respect of this matter.

Other Accompanying Information

Government is responsible for the other information in the annual Public Accounts. My opinion on the debt-related statements does not cover other information in the Public Accounts that accompanies the debt-related statements and, except for my independent auditor’s report on the Summary Financial Statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the debt-related statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the debt-related statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

Prior to the date of my auditor’s report, I obtained a copy of the Public Accounts. If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report. Other than the material misstatements described in the other accompanying information of my independent auditor’s report on the Summary Financial Statements, I have nothing to report in this regard.

MINISTER OF FINANCE

Independent Auditor’s Report

Government’s Responsibilities for the Debt-Related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes to the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as government determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Debt-Related Statements

My objectives are to obtain reasonable assurance about whether the debt-related statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the debt-related statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•	Identify and assess the risks of material misstatement of the debt-related statements, whether due to fraud or error; design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by government.

•	Evaluate the overall presentation, structure and content of the debt-related statements, and whether it represents the underlying transactions and events in a manner that complies with the basis of accounting described in the notes to the debt-related statements.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

/s/ Sheila Dodds

Sheila Dodds, CPA, CA, CIA

Acting Auditor General of British Columbia

Victoria, British Columbia, Canada

August 1, 2025

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	147

Summary of Provincial Debt1

as at March 31

	In Millions
	2025	2024	2023	2022	2021
	$	$	$	$	$
Taxpayer–supported Debt
Provincial government direct operating
Provincial government operating	24,516	8,729		7,233	8,746
Capital
K–12 education[2]	12,563	11,643	10,893	11,342	10,529
Post–secondary institutions[2]	6,663	5,979	5,502	5,732	5,426
Health facilities[2]	12,559	10,109	8,286	8,223	7,484
Ministries general capital	5,552	5,084	4,549	4,087	3,702
Transportation[2]	5,330	5,391	5,391	5,401	5,401
Social housing[3]	2,386	2,024	1,648	1,424	1,062
Other[4]	486	352	269	278	268
Total capital	45,539	40,582	36,538	36,487	33,872
Total provincial government	70,055	49,311	36,538	43,720	42,618

Taxpayer–supported entities
British Columbia Pavilion Corporation	119	123	126	129	132
British Columbia Transit	119	109	53	56	60
BC Transportation Financing Authority	24,078	21,286	18,946	14,615	13,321
Health authorities and hospital societies	2,333	2,387	1,983	1,839	1,875
InBC Investment Corp.	117	60	21	19	37
Post–secondary institutions	976	897	910	922	882
School districts	20	19	21	25	24
Social housing[3]	1,237	1,182	1,241	974	770
Other[4]	35	28	49	42	31
Total taxpayer–supported entities	29,034	26,091	23,350	18,621	17,132
Total taxpayer–supported debt	99,089	75,402	59,888	62,341	59,750

Self–supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority	31,890	29,351	26,707	25,611	24,650
British Columbia Lottery Corporation	189	169	201	195	228
Columbia Basin Trust joint ventures[5]	1,227	1,265	1,298	1,319	1,349
Columbia Power Corporation	259	266	270	266	271
British Columbia Liquor Distribution Branch	233	233	242	230	233
Post–secondary institutions' subsidiaries[6]	896	682	685	615	520
Other[7]	94	94	89	89	99
Total self–supported debt	34,788	32,060	29,492	28,325	27,350
Total provincial debt	133,877	107,462	89,380	90,666	87,100

1Debt is after deductions of sinking funds and unamortized discounts, and excludes accrued interest.

2Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

3Includes the debt of the British Columbia Housing Management Commission.

4Includes debt of other taxpayer–supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, and guarantees under economic development.

5Debt related to Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

6Includes debt of Heritage Realty Properties Ltd., SFU Community Trust, UBC Property Investments Ltd, and Vancouver Island Technology Park.

7Includes Columbia Basin Trust's share of real estate investment joint ventures' debt and Insurance Corporation of British Columbia.

148	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Summary of Provincial Debt

The debt–related statements are prepared using financial information that supports the government's Summary Financial Statements, which are prepared in accordance with the Budget Transparency and Accountability Act, which requires generally accepted accounting principles for senior governments in Canada, supported by regulations of Treasury Board. However, in the debt–related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt–related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises and other commercial subsidiaries of taxpayer–supported entities, includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest, and does not include adjustments made to convert debt denominated in foreign currency to the exchange rate as at the fiscal year–end. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	149

Key Indicators of Provincial Debt1
for the Fiscal Years Ended March 31

	2025		2024	2023	2022	2021
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	125.6	134.8	113.4	90.7	104.4	115.2
Taxpayer–supported	111.8	122.7	97.9	74.3	90.9	101.4

Debt per Capita ($)[2]
Total provincial	21,725	23,495	19,471	16,804	17,386	16,919
Taxpayer–supported	15,622	17,390	13,662	11,259	11,954	11,606

Debt to GDP (percent)[3]
Total provincial	29.2	31.4	26.3	23.0	26.1	29.5
Taxpayer–supported	21.0	23.2	18.5	15.4	17.9	20.2

Interest Bite (cents per dollar of revenue)[4]
Total provincial	4.3	4.6	3.8	3.2	3.3	3.7
Taxpayer–supported	3.8	4.1	3.2	2.5	2.8	3.1

Interest Costs ($ millions)
Total provincial	4,264	4,600	3,647	3,116	2,848	2,817
Taxpayer–supported	3,000	3,278	2,444	2,032	1,896	1,832

Interest Rate (percent)[5]
Taxpayer–supported	3.7	3.8	3.6	3.3	3.1	3.5

Revenue Factor for Key Indicators ($ millions)
Total provincial[6]	98,110	99,315	94,769	98,583	86,832	75,583
Taxpayer–supported[7]	79,253	80,729	77,043	80,575	68,587	58,925

150	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Key Indicators of Provincial Debt1
for the Fiscal Years Ended March 31—Continued

	2025		2024	2023	2022	2021
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	123,267	133,877	107,462	89,380	90,666	87,100
Taxpayer–supported[8]	88,639	99,089	75,402	59,888	62,341	59,750

Provincial GDP ($ millions)[9]	421,449	426,791	408,058	389,129	347,653	295,282

Population (thousands at July 1)[10]	5,674	5,698	5,519	5,319	5,215	5,148

1Figures for prior years have been restated to conform with the presentation used for 2024/25 and to include the effects of changes in underlying data.

2The ratio of debt to population (e.g., debt at March 31, 2025 divided by population at July 1, 2024).

3The ratio of debt outstanding at fiscal year–end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2025 divided by 2024 GDP).

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies, and funds held under the province's Warehouse Program.

9Nominal GDP for the calendar year ending in the fiscal year (e.g., GDP for 2024 is used for the fiscal year ended March 31, 2025). As nominal GDP for the calendar year ending 2024 is not available, the 2024 GDP projected in the March 2025 Budget and Fiscal Plan 2025/26 – 2027/28 has been used for the fiscal year ended March 31, 2025 for demonstration purposes. Preliminary GDP figures are presented as published for the year noted.

10Population at July 1st within the fiscal year (e.g., population at July 1, 2024 is used for the fiscal year ended March 31, 2025). Preliminary population figures are presented as published for the year noted per the March 2025 Budget and Fiscal Plan 2025/26 – 2027/28.

Summary of Performance Measures
for the Fiscal Year Ended March 31, 2025

	2025	2025	2024
	Target[2]	Actual	Actual
Taxpayer–supported debt to GDP ratio[1]	21.0%	23.2%	18.5%
Taxpayer–supported debt service costs as a percentage of revenue	3.8%	4.1%	3.2%

1These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province's credit rating.

2The target amounts are from page 158 of the Budget and Fiscal Plan 2024/25 – 2026/27.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	151

Definitions
(Unaudited)

Consolidated Revenue Fund—includes the taxpayer–supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line–by–line basis. Inter–entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government's portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line–by–line basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self–supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see "Surplus" definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non–discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

152	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Definitions—Continued

(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non–financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self–supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self–supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government's interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see "Deficit" definition).

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25	153

Definitions—Continued
(Unaudited)

Taxpayer–supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self–supported. This also includes the government's interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

154	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2024/25

Acronyms
(Unaudited)

BTAA	Budget Transparency and Accountability Act

CRF	Consolidated Revenue Fund

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

SUCH	School districts, universities, colleges, institutes and health organizations

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